Exhibit 10.3

Execution Copy

AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

OF

MEDOVEX, LLC

a Delaware limited liability company

Dated as of April 2, 2021

AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

OF

MEDOVEX, LLC

a Delaware limited liability company

TABLE OF CONTENTS

ARTICLE 1 - DEFINITIONS		1

ARTICLE 2 - FORMATION; PURPOSE		2
2.1	Formation; Continuation	1
2.2	LLC Agreement	2
2.3	Name	2
2.4	Place of Business and Principal Office; Registered Agent and Registered Office	2
2.5	Purpose and Powers	3
2.6	Legal Title	3
2.7	Term	3
2.8	No State-Law Partnership	3

ARTICLE 3 - UNITS; ADDITIONAL CAPITAL CONTRIBUTIONS; MEMBER LOANS		3
3.1	Units Generally	3
3.2	Additional Capital Contributions by the Members	4
3.3	Issuance of Additional Equity	5
3.4	Admission	5
3.5	No Withdrawal of Capital	5
3.6	Negative Capital Accounts	6
3.7	Loans From Members	6
3.8	Preemptive Rights	6
3.9	Uniform Commercial Code	7

ARTICLE 4 - CAPITAL ACCOUNTS; ALLOCATIONS AND DISTRIBUTIONS		7
4.1	Capital Accounts	7
4.2	Allocations of Net Income and Net Loss	8
4.3	Regulatory and Special Allocations	8
4.4	Tax Allocations	11
4.5	Taxes of Taxing Jurisdictions	12
4.6	Distributions	12
4.7	Tax Distributions	12
4.8	Priority and Distribution of Property	13
4.9	No Creditor Status	13

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ARTICLE 5 - MANAGEMENT OF THE COMPANY		13
5.1	Board of Managers	13
5.2	Powers	13
5.3	Composition of the Board of Managers	14
5.4	Annual Budget	15
5.5	Actions Requiring Board of Manager Consent	15
5.6	Meetings of the Board of Managers	17
5.7	Actions without a Meeting	18
5.8	Committees of the Board of Managers	18
5.9	No Compensation; Reimbursement	18
5.10	Delegation of Authority	18
5.11	Officers	19
5.12	Purchase of Units	19
5.13	Limitation of Liability	20

ARTICLE 6 - RIGHTS AND OBLIGATIONS OF MEMBERS		21
6.1	Limitation of Liability	21
6.2	Management of the Company	21
6.3	Effect of Bankruptcy, Death or Incompetency of Member	21
6.4	Meetings of and Voting by Members	22
6.5	Member Action Without a Meeting	23
6.6	Investment Opportunities and Conflicts of Interest	24
6.7	Action by Vote of the Members	25
6.8	Major Decisions	25
6.9	Financial Statements and Other Information	26
6.10	Transactions with Related Parties	26

ARTICLE 7 - TRANSFERS OF UNITS; SALE OF THE COMPANY		27
7.1	Transfers in General	27
7.2	Right of First Refusal	27
7.3	Purchase Option	29
7.4	Effect of Assignment	31
7.5	Additional Restrictions on Transfer	32
7.6	Assignees; Substituted Members	32
7.7	Admission of New Members	33
7.8	Amendment of Schedule	34
7.9	Legend	34
7.10	Transfer Fees and Expenses	35
7.11	Void Transfers	35
7.12	Resignation; Void Assignment	35
7.13	Indirect Dispositions	35
7.14	Deemed Offer	35

ARTICLE 8 - ADMINISTRATION		37
8.1	Bank Accounts	37
8.2	Books and Records	38
8.3	Notices	38

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ARTICLE 9 - FISCAL MATTERS		38
9.1	Fiscal Year	38
9.2	Tax Reports	39
9.3	Tax Returns	39
9.4	Partnership Representative	39
9.5	Tax Elections	40

ARTICLE 10 - TERMINATION		40
10.1	Events of Dissolution	40
10.2	Winding Up	41
10.3	Distribution on Dissolution and Termination	41

ARTICLE 11 - MISCELLANEOUS		42
11.1	Governing Law; Venue; Expenses	42
11.2	Successors and Assigns	43
11.3	Grammatical Changes	43
11.4	Captions and References	43
11.5	Severability	43
11.6	Counterparts; Electronic Transmission	43
11.7	Waiver of Right to Partition	43
11.8	Personal Property	43
11.9	No Third Party Rights	44
11.10	Amendments	44
11.11	Waiver of Statutory Rights	44
11.12	Certain Acknowledgments	44
11.13	Confidentiality	45
11.14	Power of Attorney	45
11.15	Descriptive Headings; Interpretation	46
11.16	Further Action	46
11.17	WAIVER OF JURY TRIAL	46
11.18	Entire Agreement	46
11.19	Confirmation of Ownership	46
11.20	Spousal Consent	46
11.21	Tax Consequences	47
11.22	Withholding	47
11.23	Construction and Interpretation	47

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AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

OF

Medovex, LLC

This AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT of Medovex, LLC (this “Agreement”), is effective as of April 2, 2021 (the “Effective Date”), by and among Medovex, LLC, a Delaware limited liability company (the “Company”), the Members and the Persons that in the future acquire Equity Securities in the Company.

BACKGROUND

The Company was formed as a limited liability company on December 8, 2020 (the “Formation Date”) under the Delaware Law. On the Formation Date, the Company issued to each of Christopher Athavle (“Athavle”), Manfred Sablowski (“Sablowski”) and Guy Beckerlegge (“Beckerlegge”), the number of Class A Units set forth opposite their respective names on the Schedule of Members in exchange for aggregate cash capital contributions made by the Investor Members of $140,000. The Company, Athavle, Sablowksi and Beckerlegge are parties to that certain Limited Liability Company Agreement dated as of the Formation Date (the “Prior Agreement”).

On or about the Effective Date, pursuant to a Contribution Agreement between the Company and Medovex Corp., a Nevada corporation (the “H-Cyte Member”), the Company, among other things, is issuing to the H-Cyte Member (a) the Seller Note and (b) a total of 400,000 Class B Units in the Company in exchange for the contribution of certain assets by the H-Cyte Member to the Company (as described therein). On or about the Effective Date, Athavle also transferred his initial membership interest in the Company to the Athavle Trust and Sablowski transferred his initial membership interest in the Company to ValMedX, LLC.

The Company and the Members desire to enter into this Agreement to, among other things, amend and restate the Prior Agreement in its entirety and to set forth the organization, management and operation of the Company, and the Members’ respective rights and obligations with respect thereto from and after the Effective Date.

OPERATIVE TERMS

The parties agree as follows:

ARTICLE 1
DEFINITIONS

Unless the context otherwise requires, capitalized terms used in this Agreement shall have the meanings specified in Appendix A.

ARTICLE 2

FORMATION; purpose

2.1 Formation; Continuation. The Company was formed on the Formation Date upon the filing of the Certificate with the Secretary of State of the State of Delaware. The Members hereby confirm the formation of the Company as a limited liability company pursuant to the Delaware Law, authorize and ratify the filing of the Certificate of Formation by Ajay K. Malshe as their Authorized Person and agree to continue the Company as a limited liability company pursuant to and in accordance with the Delaware Law for the purposes and upon the terms and conditions set forth in this Agreement. Upon request of the Board of Managers, the Members shall take such other actions as may from time to time be necessary or appropriate under the laws of the State of Delaware with respect to the formation, continuation, operation and continued good standing of the Company as a limited liability company.

2.2 LLC Agreement. This Agreement amends and restates all prior limited liability company agreement(s) or operating agreement(s) of the Company in their entirety, including without limitation, the Prior Agreement, and shall constitute the sole “limited liability company agreement” of the Company as such term is used in the Delaware Law from and after the Effective Date. The parties hereby agree that from the Effective Date and continuing during the term of the Company the rights, powers and obligations of the Members with respect to the Company will be determined in accordance with the terms and conditions of this Agreement and the Delaware Law, except where the Delaware Law provides that such rights, powers and obligations specified in the Delaware Law apply “unless otherwise provided in the limited liability company agreement” or words of similar effect or where the Delaware Law otherwise allows this Agreement to govern and control and, in such event, such rights, powers and obligations are set forth in this Agreement.

2.3 Name. The name of the Company is “Medovex, LLC” or such other name as the Board of Managers may from time to time determine. At the Company’s request, the Members agree to execute such certificates or documents and perform such filings and recordings and all other acts, including the filing of the Certificate, in appropriate governmental offices as may be required in order to comply with all Applicable Laws.

2.4 Place of Business and Principal Office; Registered Agent and Registered Office.

(a) The mailing address of the Company’s principal place of business is 201 E. Kennedy Blvd, Suite 700, Tampa, Florida 33602, or such other address as the Board of Managers may from time to time designate.

(b) The Board of Managers may designate any Person as the registered agent and any location as the registered office, as the Board of Managers deems appropriate subject to all Applicable Laws.

(c) The Company will comply with all requirements necessary to qualify the Company as a foreign limited liability company in each jurisdiction in which the Company’s business and operations require such qualification.

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2.5 Purpose and Powers. The Company was formed to engage in any and all lawful activities. As of the date of this Agreement, the purpose and business of the Company is to: (a) hold, directly or indirectly, the DenerveX Assets and to perform those obligations and duties as are imposed upon the Company under this Agreement, the Delaware Law, the Certificate, the Contribution Agreement or any other Equity Agreement, or any Subsidiary’s constituent documents and such other agreements, instruments or documents to which the Company is a party, (b) manage and direct the business operations and affairs of the Company and its Subsidiaries (including the development, adoption and implementation of strategies, business plans, and policies concerning the conduct of the Company’s and Subsidiaries’ business), (c) engage in, conduct, carry on and direct all business affairs related to the business and affairs of the Company, (d) license the intellectual property described in the IP License Agreement for use in commercializing the DenerveX Device, and (e) engage in any and all lawful activities that are necessary, advisable or incidental to the purposes set forth in this Section 2.5 or which the Board of Managers determines to be in the best interests of the Company or any Subsidiary.

2.6 Legal Title. The legal title to all real or personal property or interests therein now or later acquired by the Company shall be owned, held or operated in the name of the Company, and no Member, individually, shall have any ownership of such property.

2.7 Term. The existence of the Company commenced on filing the Certificate with the office of the Secretary of State of Delaware, and shall continue in full force and effect until dissolution pursuant to the provisions of this Agreement or by operation of Delaware Law.

2.8 No State-Law Partnership. The Members intend that the Company not be a partnership (including a limited partnership) or joint venture, and that no Member be a partner or joint venturer of any other Member by virtue of this Agreement, for any purposes other than as set forth in the last sentence of this Section 2.8, and neither this Agreement nor any other document entered into by the Company or any Member relating to the subject matter hereof shall be construed to suggest otherwise. The Members intend that the Company be treated as a partnership for federal and, if applicable, state and local income tax purposes, and that each Member and the Company shall file all tax returns and shall otherwise take all tax and financial reporting positions in a manner consistent with such treatment.

ARTICLE 3

UNITS; additional capital CONTRIBUTIONS; MEMBER LOANS

3.1 Units Generally.

(a) The Company has authority to issue three classes of Units: the Class A Units, the Class B Units and the Class C Units. The Class C Units shall be further comprised of Class C-1 Units, Class C-2 Units and Class C-3 Units. The holders of Class C-3 Units shall be entitled to all economic rights associated with such Units, but shall have no right to vote on any matter to be properly voted on by the Members of the Company and shall not be deemed Voting Units. The Company has authority to issue 1,250,000 Class A Units and 400,000 Class B Units.

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(b) From time to time from and after the Effective Date, and subject to the terms and conditions set forth in this Section 3.1, the Board of Managers shall have the power and discretion to (i) approve and sell up to 1,500,000 Class C-1 Units to investors for cash consideration to the Company, (ii) approve and sell up to 1,500,000 Class C-2 Units to investors for cash consideration to the Company; and (iii) issue to up to 250,000 Class C-1 Units to the H-Cyte Member upon the conversion of all outstanding principal and accrued interest under the Seller Note in accordance with its terms. Any purchaser acquiring Class C-2 Units will automatically receive an equivalent number of Class C-3 Units and no Class C-3 Units may be issued to any Person except in connection with a purchase of an equivalent number of Class C-2 Units pursuant to subclause (ii) above. Upon the issuance of Class C-2 Units to any Person, the number of Class C-1 Units available for issuance pursuant to subclause (i) above shall be automatically reduced by the number of Class C-2 Units issued. For example, if the Board of Managers authorizes the sale of 100,000 Class C-2 Units to a purchaser in accordance with subclause (ii) above, such purchaser shall also receive 100,000 Class C-3 Units in connection with such purchase and the number of Class C-1 Units available for issuance pursuant to subclause (i) above shall be reduced by 100,000 Class C-1 Units. At no point in time shall the aggregate number of Class C-1 Units and Class C-2 Units outstanding exceed 1,500,000 Units.

(c) Subject to Section 3.1(b) above, the Board of Managers shall have the power and discretion to approve which Persons shall be offered and sold Class C Units, the number and sub-class of Class C Units to be offered and issued and the purchase price and other terms and conditions with respect thereto. The number of authorized Units shall be determined by the Board of Managers in their discretion, provided that without the prior consent of the H-Cyte Member, (x) at no time shall the aggregate number of Class B Units constitute less than ten percent (10%) of the total number of Units issued and outstanding on a fully-diluted basis, nor shall the Company be permitted to issue and sell any Equity Securities that would cause the aggregate number of Class B Units to constitute less than ten percent (10%) of the total number of Units on a fully-diluted basis and (y) at and no time shall the aggregate number of Class A Units and Class B Units collectively constitute less than fifty one percent (51%) of the total number of Units issued and outstanding on a fully-diluted basis, nor shall the Company be permitted to issue and sell any Equity Securities that would cause the aggregate number of Class A Units and Class B Units to collectively, constitute less than fifty-one percent (51%) of the total number of Units on a fully-diluted basis.

(d) All Units issued shall be recorded on the Company’s books and records and reflected on the Schedule of Members. The Company may (if elected by the Board of Managers) issue certificates representing the issued and outstanding Units (as applicable, the “Certificated Units”). The Company’s authorized Units includes all Units held by the Members as reflected on the Schedule of Members and all additional Equity Securities issued in accordance with Section 3.3. The Company may issue fractional Units. The ownership by a Member of Units shall entitle such Member to allocations of Net Income, Net Losses and other items and Distributions of cash and other property as set forth in this Agreement. Any reference in this Agreement to the Schedule of Members shall be deemed a reference to the Schedule of Members, as amended and in effect from time to time.

3.2 Additional Capital Contributions by the Members. No Member shall be required, at any time after the Effective Date, to make an additional Capital Contribution to the Company with respect to its Units.

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3.3 Issuance of Additional Equity. Subject to Sections 3.8, the Board of Managers may cause the Company to create and/or issue additional Equity Securities (including in separate classes, groups or series of Units having such relative rights, powers and obligations as may from time to time be established by the Board of Managers, including rights, powers, and/or obligations different from, senior to or more favorable than existing classes, groups and series of Units). The Board of Managers may cause the Company to issue additional Equity Securities to any Person (including a Person who is not then a current Member) on such terms and conditions (including the amount of consideration to be received by the Company in exchange for the Unit, which may be more than or less than the issue price of a Unit purchased before the date of such issuance) determined by the Board of Managers. A Person who at the time it acquires a Unit is not a Member will be admitted as a Member if the conditions set forth in Section 7.7 are satisfied. The Board of Managers (without the consent of any of the Members) shall have the power to amend the Schedule of Members to reflect the names of the Members, the number and class of Units held by the Members and the Percentage Interests and Capital Proceeds Percentages of the Members after the Company issues additional Units and to make such other amendments to this Agreement as are required to reflect such additional issuances made in accordance with the terms of this Agreement (including, without limitation, amending this Agreement to increase the authorized number of Equity Securities of any class, group or series, to create and authorize a new class, group or series of Equity Securities and to add the terms of such new class, group or series of Equity Securities including economic, repurchase and governance rights which may be different from, senior to or more favorable than the other existing Equity Securities), in each case without the approval or consent of any other Person. In connection with any issuance of Units (whether on or after the date hereof), the Person who acquires such Units shall execute a counterpart to this Agreement or an Adoption Agreement, accepting and agreeing to be bound by all terms and conditions hereof, and shall enter into such other documents, instruments and agreements to effect such purchase as are required by the Board of Managers (including such documents, instruments and agreements entered into on or prior to the date hereof by the Members, each, an “Equity Agreement”). Each Person who acquires Units may be required in exchange for such Units to make a Capital Contribution to the Company in an amount to be determined by the Board of Managers.

3.4 Admission. Each Investor Member and the H-Cyte Member is admitted to the Company as a member (within the meaning of the Delaware Law) as of the Effective Date. A Person who acquires any Units after the Effective Date will only be admitted as a member (within the meaning of the Delaware Law) after the requirements set forth in Section 7.7 have been satisfied.

3.5 No Withdrawal of Capital. No Member shall have any right to withdraw or make a demand for withdrawal of all or any portion of such Member’s Capital Contributions (or the amount, if any, reflected in such Member’s Capital Account) or purchase price paid to the Company for such Units. Except as otherwise provided in this Agreement, no interest or additional share of profits shall be paid or credited to the Members on their respective Capital Accounts, or on any undistributed profits or funds left on deposit with the Company; provided, however, that nothing in this Section 3.5 shall be construed to prevent or prohibit the payment of interest on account of any loan made by any Person to the Company.

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3.6 Negative Capital Accounts. No Member shall be required to pay to any other Member or the Company any deficit or negative balance which may exist from time to time in the Member’s Capital Account (including upon and after dissolution of the Company).

3.7 Loans From Members. The Company may borrow money from any Member in such amounts as determined by the Board of Managers and the lending Member. Each borrowing from any Member must be approved in advance by the Board of Managers. Loans by Members will not be considered Capital Contributions, and shall not result in an increase in the amount of the Capital Account of such Member. The amount of any such loans made by a Member (or an Affiliate thereof) shall be a debt of the Company to such Member (or Affiliate) and shall be payable or collectible in accordance with the terms and conditions upon which such loans are made.

3.8 Preemptive Rights.

(a) If the Company authorizes the issuance or sale of any New Securities (other than Exempted Securities) for cash, the Company shall first offer to sell to each Eligible Member, a portion of such New Securities equal to the product of (i) the number of New Securities to be issued and (ii) such Eligible Member’s Percentage Interest. Each such Eligible Member shall be entitled to purchase such New Securities at the most favorable price as such New Securities are to be offered to any other Persons; provided that if a Person purchasing New Securities is required to also purchase other securities of the Company, the Eligible Members exercising their rights pursuant to this Section 3.8(a) shall also be required to purchase the same strip of securities (on the same terms and conditions) that such other Person is required to purchase. If an Eligible Member does not elect to purchase all of the New Securities that such Member is entitled to purchase under this Section 3.8, the Company shall promptly notify the other Members that have elected to purchase their entire allotment of New Securities that they are entitled to purchase under this Section 3.8 of their right to purchase such additional New Securities, on a proportional basis based on the number of New Securities each such participating Eligible Member elected to purchase pursuant to this Section 3.8 (or in such other proportion as to which they agree). The purchase price for all New Securities offered to the Eligible Members under this Section 3.8(a) shall be payable in cash.

(b) The Company shall deliver a written notice to the Eligible Members describing in reasonable detail the New Securities, the purchase price thereof, the payment terms and such Eligible Member’s allotment of such New Securities. In order to exercise its purchase rights hereunder, an Eligible Member must deliver a binding written notice to the Company describing its election hereunder within thirty (30) days after receipt of such written notice provided for in the previous sentence stating that it elects to exercise its rights to purchase its allotment of the New Securities described in the notice and the amount of the New Securities it wishes to purchase (but not in excess of the amount it is entitled to purchase hereunder). Any elections made by Eligible Members shall be deemed rescinded if the Company elects not to proceed with the issuance or sale.

(c) Upon expiration of the 30-day period described in Section 3.8(b), the Company shall be entitled to sell such New Securities that the Eligible Members have not elected to purchase during the ninety (90) days following such expiration on terms and conditions not materially more favorable to the purchasers thereof than those offered to such Eligible Members. Any New Securities offered or sold by the Company after such 90-day period or offered by the Company on terms or conditions more favorable than those offered to the Eligible Members must be reoffered to the Eligible Members pursuant to the terms of this Section 3.8 prior to any issuance or sale thereof.

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(d) The Company shall notify each Eligible Member electing to purchase New Securities within ten (10) days after the election notice received under Section 3.8(b) of (to the extent known) (i) the aggregate consideration to be paid by the Eligible Member for the additional securities; (ii) the proposed date of such issuance or sale of such securities; and (iii) wire instructions for the account to which the Company wishes Eligible Members electing to participate in the sale transfer funds pursuant to Section 3.8(e).

(e) Each Eligible Member electing to participate in an issuance or sale pursuant to this Section 3.8 shall deliver to the Company by wire transfer in immediately available funds on the date of issuance of the securities the aggregate consideration to be paid by that Eligible Member for the securities. The Company shall deliver to each Eligible Member electing to participate in a sale pursuant to this Section 3.8, against such wire transfer, a certificate or certificates or other instrument representing the New Securities purchased by such Eligible Member.

(f) The provisions of this Section 3.8 shall terminate upon the Sale of the Company.

3.9 Uniform Commercial Code. The Units shall be a “certificated security” governed by Article 8 of the Uniform Commercial Code as enacted in the State of Delaware, including for purposes of the definition of a “security” thereunder and for purposes of the definition of a “certificated security” thereunder.

ARTICLE 4
CAPITAL ACCOUNTS; ALLOCATIONS AND DISTRIBUTIONS

4.1 Capital Accounts.

(a) Generally. The Company shall establish and maintain, or cause the Company’s Accountants to maintain, a separate capital account (a “Capital Account”) for each Member. Each Member’s Capital Account will be established and maintained in a manner consistent with the rules set forth in Treasury Regulation Section 1.704-1. For this purpose, the Board of Managers may, upon the occurrence of the events specified in Treasury Regulation Section 1.704-1(b)(2)(iv)(f), increase or decrease the Capital Accounts in accordance with the rules of such regulation and Treasury Regulation Section 1.704-1(b)(2)(iv)(g) to reflect a revaluation of the Company’s property.

(b) Transfer of Capital Accounts. The original Capital Account established for each Substituted Member shall be in the same amount as the Capital Account of the Member (or portion thereof) to which such Substituted Member succeeds, at the time such Substituted Member is admitted as a Member of the Company. The Capital Account of any Member whose interest in the Company shall be increased or decreased by means of the repurchase of Units as contemplated in any agreement to which the Company is a party shall be appropriately adjusted to reflect such transfer or repurchase.

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(c) Modification. In the event the Board of Managers reasonably determines that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto, are computed in order to comply with Treasury Regulation Section 1.704-1(b)(2)(iv), the Managers may make such modification, provided that it will not have a material effect on the amounts distributable to any Member or upon the dissolution of the Company.

4.2 Allocations of Net Income and Net Loss.

(a) Allocations of Net Income and Net Loss. Except as otherwise provided in this Agreement, Net Income or Net Losses for any Fiscal Year shall be allocated among the Members in such a manner that, as of the end of such Fiscal Year, the sum of (a) the Capital Account of each Member, (b) such Member’s share of Minimum Gain (as determined according to Treasury Regulation Section 1.704-2(g)) and (c) such Member’s partner nonrecourse debt minimum gain (as defined in Treasury Regulation Section 1.704-2(i)(3)) shall be equal to the respective net amounts, positive or negative, which would be distributed to them or for which they would be liable to the Company under this Agreement, determined as if the Company were to (i) liquidate the assets of the Company for an amount equal to their Gross Asset Value and (ii) distribute the proceeds of liquidation pursuant to Section 10.3.

(b) Excess Loss. The Net Losses allocated under Section 4.2(a) to any Member shall not exceed the maximum amount of Net Loss that can be so allocated without causing or increasing an Adjusted Capital Account Deficit. If some but not all of the Members would have an Adjusted Capital Account Deficit as a consequence of an allocation of Net Loss pursuant to Section 4.2(a), then the limitation set forth in this Section 4.2(b) shall be applied so as to allocate the maximum permissible Net Losses to each Member under the preceding sentence and Treasury Regulation Section 1.704-1(b)(2)(ii)(d). In the event that the allocation of Net Losses to any Member is prohibited under the first sentence of this Section 4.2(b), such Net Losses shall be allocated to the remaining Members in proportion to their respective positive Capital Account balances. With respect to each Fiscal Year or other Fiscal Period thereafter, Net Income (or, to the extent necessary, gross income) shall be allocated to the Members up to the aggregate of, and in proportion to, any Net Losses previously allocated to each Member in accordance with this Section 4.2(b) in the reverse order in which such Net Losses were allocated.

4.3 Regulatory and Special Allocations.

(a) Company Minimum Gain Chargeback. Notwithstanding any other provision of this Section 4.3, if there is a net decrease in Company Minimum Gain during any Fiscal Year or Fiscal Period, each Member shall be specially allocated items of Company income and gain (as specified in Treasury Regulation Section 1.704-2(f)(6)) for such Fiscal Year or Fiscal Period (and, if necessary, for subsequent periods, as provided in Treasury Regulation Section 1.704-2(j)(2)(iii)) in an amount equal to the portion of such Member’s share of the net decrease in such Company Minimum Gain, determined in accordance with Treasury Regulation Section 1.704-2(g)(2). The items of income and gain to be specially allocated pursuant to this Section 4.3(a) shall be determined in accordance with Treasury Regulation Section 1.704-2(f). This Section 4.3(a) is intended to comply with the minimum gain chargeback requirement of Treasury Regulation Section 1.704-2(f) and shall be interpreted consistently therewith.

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(b) Member Minimum Gain Chargeback. Notwithstanding any provision of this Section 4.3 to the contrary (except Section 4.3(a)), if there is a net decrease in Member Minimum Gain attributable to a “partner nonrecourse debt” (within the meaning of Treasury Regulation Section 1.704-2(b)(4)) during any Fiscal Year or Fiscal Period, each Member who has a share of the Member Minimum Gain attributable to such partner nonrecourse debt, determined in accordance with Treasury Regulation Section 1.704-2(i)(5), shall be specially allocated items of Company income and gain (as specified in Treasury Regulation Section 1.704-2(j)(2)(ii)) for such Fiscal Year or Fiscal Period (and, if necessary, subsequent periods, as provided in Treasury Regulation Section 1.704-2(j)(2)(iii)) in an amount equal to the portion of such Member’s share of the net decrease in Member Minimum Gain attributable to such partner nonrecourse debt, determined in accordance with Treasury Regulation Section 1.704-2(i)(4). The items of income and gain to be specially allocated pursuant to this Section 4.3(b) shall be determined in accordance with Treasury Regulation Section 1.704-2(i)(4). This Section 4.3(b) is intended to comply with the partner minimum gain chargeback requirement of Treasury Regulation Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

(c) Qualified Income Offset. If any Member that unexpectedly receives an adjustment, allocation or distribution described in Treasury Regulation Section 1.704-1(b)(2)(ii)(d)(4), (5) and (6) has an Adjusted Capital Account Deficit, computed after the application of Sections 4.3(a) and 4.3(b) but before the application of any other provision of this ARTICLE 4, then items of income and gain for such Fiscal Year or Fiscal Period shall be allocated to such Member in proportion to, and to the extent of, such Adjusted Capital Account Deficit. This Section 4.3(c) is intended to be a qualified income offset provision as described in Treasury Regulation Section 1.704-1(b)(2)(ii)(d) and shall be interpreted in a manner consistent therewith.

(d) Nonrecourse Deductions. Nonrecourse deductions (within the meaning of Treasury Regulation Sections 1.704-2(b)(1) and 1.704-2(c)) for any Fiscal Year or Fiscal Period shall be specially allocated to the Members in proportion to their respective Percentage Interests. “Partner nonrecourse deductions” (within the meaning of Treasury Regulation Section 1.704-2(i)) for any Fiscal Year or Fiscal Period shall be specially allocated to the Member who bears the economic risk of loss with respect to the partner nonrecourse debt (within the meaning of Treasury Regulation Section 1.704-2(b)(4)) to which such partner nonrecourse deductions are attributable in accordance with Treasury Regulation Section 1.704-2(i).

(e) Regulatory Allocations. The allocations set forth in Sections 4.3(a) through 4.3(d) (the “Regulatory Allocations”) are intended to comply with certain requirements of Sections 1.704-1(b) and 1.704-2 of the Treasury Regulations. The Regulatory Allocations may not be consistent with the manner in which the Members intend to allocate Net Income or Net Losses of the Company or make Company distributions. Accordingly, notwithstanding the other provisions of this ARTICLE 4 (other than allocations required to be made as a result of an adjustment to the tax basis of the Company’s assets pursuant to Section 743 of the Code or Section 734 of the Code) but subject to the Regulatory Allocations, income, gain, deduction, and loss shall be reallocated among the Members so as to eliminate the effect of the Regulatory Allocations and thereby cause the respective Capital Accounts of the Members to be in the amounts (or as close thereto as possible) they would have been if Net Income and Net Losses (and such other items of income, gain, deduction and loss) had been allocated without reference to the Regulatory Allocations. In general, the Members anticipate that this will be accomplished by specially allocating other Net Income and Net Losses (and such other items of income, gain, deduction and loss) among the Members so that the net amount of the Regulatory Allocations and such special allocations to each such Member is zero.

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(f) Change in Percentage Interest or Capital Proceeds Percentages. If during any Fiscal Year or Fiscal Period there is a change in the Percentage Interests or Capital Proceeds Percentages of the Members, then items of income, gain, loss and deduction for such Fiscal Year or Fiscal Period shall be allocated according to the varying interests of the Members pursuant to any reasonable method selected by the Board of Managers and determined by it to be permitted under Section 706 of the Code.

(g) Recharacterization; Section 754 Election.

(i) Characterization of Payments. If a Taxing Jurisdiction disagrees with the Company’s characterization of any amounts paid to a Member (or an Affiliate thereof) as salaries, management fees, commissions or other compensation for services (“Compensation”), and refuses to treat such payments as either guaranteed payments within the meaning of Code Section 707(c) or payments made to such Member other than in such Member’s capacity as a “partner” within the meaning of Code Section 707(a), and such Taxing Jurisdiction ultimately treats such amounts paid to a Member (or an Affiliate thereto) as a distribution to such Member for federal income tax purposes which reduces such Member’s Capital Account, then the Compensation shall be treated as an allocation of an item of income or gain of the Company to the recipient Member so that, consistent with the intent of the Members, the Compensation shall not be treated as a distribution which reduces the recipient Member’s Capital Account. Accordingly, such Member shall be allocated the first available items of Company income and gain (including in a succeeding year) in an amount equal to the Compensation.

(ii) Section 754 Adjustments.

(A) At the election of the Board of Managers, the Company will timely file an election pursuant to Section 754 of the Code in accordance with the procedures set forth in the applicable Treasury Regulations. The Company shall pay all costs of preparing and filing all instruments or documents necessary to effectuate such election and shall prepare and file all tax returns consistently with this Section. Each Member agrees to furnish the Company with all information necessary to give effect to such election and otherwise comply with any reasonable request from the Company relating to the Company’s Section 754 election.

(B) Any adjustment to the tax basis of any Company asset pursuant to Section 734(b) or 743(b) of the Code that is required to be taken into account in determining Capital Accounts pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m) shall be treated as an item of gain (if the adjustment is an increase) or loss (if the adjustment is a decrease) and such gain or loss shall be allocated to the Members in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to that Treasury Regulation.

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(h) Members are Independent Contractors: Withholding. The Members hereby acknowledge and agree that for purposes of federal, state and local income taxes, excise taxes and employment taxes, and for purposes of any withholding obligations with respect to such taxes, no Member shall be treated as an employee of the Company and that any compensation received by a Member from or on behalf of the Company shall be treated as a guaranteed payment within the meaning of Section 707(c) of the Code. The Company shall have no obligation to withhold any amount from compensation paid to a Member. Each Member shall be solely responsible for payment of all federal, state and local taxes due on any compensation received from the Company. Each Member shall indemnify and hold the Company harmless from and against any costs, damages, liabilities, interest, fines or penalties relating to such taxes or withholdings.

(i) Intent of Allocations. The parties intend that the allocation provisions of this ARTICLE 4 shall produce final Capital Account balances of the Members to be equal to the amount each Member is entitled to receive pursuant to Section 10.3. To the extent that the foregoing allocation provisions of this ARTICLE 4 would fail to produce such final Capital Account balances, (1) such provisions may be amended by the Board of Managers, if and to the extent necessary to produce such result and (2) taxable income and tax loss of the Company for prior open years (or items of gross income and deduction of the Company for such years) may be reallocated by the Company (subject to the approval described in subpart (1)) among the Members to the extent it is not possible to achieve such result with allocations of items of income (including gross income) and deduction for the year in which the Company is liquidated.

4.4 Tax Allocations

(a) Allocations Generally. Except as provided in Section 4.4(b), the income, gains, losses, deductions and credits of the Company with respect to a Fiscal Year or Fiscal Period will be allocated for federal, state and local income tax purposes among the Members in accordance with the allocation of such income, gains, losses, deductions and credits among the Members for computing their Capital Accounts; except that if any such allocation is not permitted by the Code or other applicable law, the Company’s subsequent income, gains, losses, deductions and credits will be allocated among the Members so as to reflect as nearly as possible the allocation set forth herein in computing their Capital Accounts.

(b) Section 704(c) Allocations. Items of the Company’s taxable income, gain, loss and deduction for federal income tax purposes with respect to any property contributed to the capital of the Company shall be allocated among the Members to the extent necessary to satisfy the requirements of Section 704(c) of the Code using the remedial method or any other permissible method selected by the Board of Managers and approved by a Majority in Interest. In addition, if the Gross Asset Value of any Company asset is adjusted pursuant to the requirements of Treasury Regulation Section 1.704-1(b)(2)(iv)(f), then subsequent allocations of items of taxable income, gain, loss and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Gross Asset Value in the same manner as under Code Section 704(c) (using the remedial method or any other permissible method selected by the Board of Managers and approved by a Majority in Interest).

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(c) Allocation of Tax Credits, Tax Credit Recapture, Etc. Allocations of tax credits, tax credit recapture, and any items related thereto shall be allocated to the Members according to their interests in such items as determined by the Board of Managers taking into account the principles of Treasury Regulation Section 1.704-1(b)(4)(ii).

(d) Effect of Allocations. Allocations pursuant to this Section 4.4 are solely for purposes of federal, state and local taxes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of Net Income, Net Losses, or Distributions or other Company items pursuant to any provision of this Agreement.

4.5 Taxes of Taxing Jurisdictions. To the extent that the laws of any Taxing Jurisdiction permits or requires, each Member requested to do so by the Board of Managers will submit an agreement in writing indicating that the Member will make timely income tax payments to the Taxing Jurisdiction and that the Member accepts personal jurisdiction of the Taxing Jurisdiction with regard to the collection of income taxes attributable to the Member’s income, interest and penalties assessed on such income. The Company may withhold and pay over to any Taxing Jurisdiction the amount of tax, penalties and interest with respect to such income determined under the laws of the Taxing Jurisdiction. The Board of Managers may, where permitted by the rules of any Taxing Jurisdiction, file a composite, combined or aggregate tax return reflecting the income of the Company and pay the tax, interest and penalties of some or all of the Members on such income to the Taxing Jurisdiction, in which case the Company shall inform the Members of the amount of such tax, interest and penalties so paid. Any payments made on behalf of the Member(s) pursuant to this Section 4.5 shall be treated as a distribution to such Member(s) for purposes of this Agreement.

4.6 Distributions. Subject to Sections 4.7 and 10.3(a), (a) distributions of Available Cash shall be made to the holders of Units, as a group, at such times and in such amounts as the Board of Managers may determine (ratably among such holders in accordance with their respective Percentage Interests as of the time of such Distribution) and (b) distributions of Capital Proceeds shall be made to the holders of Units, as a group, at such times and in such amounts as the Board of Managers may determine (ratably among such holders in accordance with their respective Capital Proceeds Percentages as of the time of such Distribution).

4.7 Tax Distributions. At least once each Fiscal Year (or more frequently at the election of the Board of Managers), unless prohibited by Section 18-607 of the Delaware Act, the Board of Managers shall cause the Company to distribute to each Member an amount of cash (a “Tax Distribution”) which equals the following: (a) (i) the Assumed Tax Rate, multiplied by (ii) the cumulative taxable income of the Company allocated and estimated to be allocated to such Member in its capacity as a holder of a Unit for tax purposes (net of any tax losses allocated to such Member and not previously taken into account under this clause and including taxable income allocated to the Member under Section 704(c) of the Code with respect to assets contributed to the Company by the Member) through the end of such Fiscal Year (or Fiscal Quarter, as applicable), as determined by the Board of Managers, less (b) the aggregate amount of prior Distributions made to the Member during such period. A Tax Distribution for a Fiscal Year shall be made not later than the fifth (5th) day prior to the date on which any Member’s estimated federal income tax payments are due. For purposes of calculating the amounts payable under Section 4.6, Tax Distributions shall be treated (without duplication) as advances of any amounts Members are entitled to receive pursuant to Section 4.6 in accordance with the allocation of taxable income giving rise to such Tax Distributions; provided that no Member shall be required to repay all or any portion of a Tax Distribution in excess of the amount it otherwise would have been entitled to receive pursuant to Section 4.6. If legally available funds are insufficient to make all Tax Distributions with respect to a Fiscal Year in full, Tax Distributions with respect to such Fiscal Year shall be made under this Section 4.7 in proportion to the amounts that would otherwise be distributable to each Member pursuant to this Section 4.7. No Tax Distributions will be paid during the dissolution and liquidation of the Company. In addition, if the Company’s payment of a Tax Distribution would cause the Company to breach any contract to which it is a party, then Board of Managers may elect for the Company not to make all or any portion of such Tax Distribution.

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4.8 Priority and Distribution of Property. Except as expressly provided in this Agreement and except as may be provided by the rights, preferences and privileges of any additional Equity Securities created by the Board of Managers pursuant to Section 3.3, (a) no Member shall have priority over any other Member as to the return of capital, income or losses, or Distributions and (b) no Member shall have the right to demand or receive property other than cash for its Capital Contributions or purchase price for Units paid to the Company or in payment of its share of Distributions (as determined in accordance with this Agreement).

4.9 No Creditor Status. A Member shall not have the status of, and is not entitled to the remedies available to, a creditor of the Company with regard to distributions that such Member, in its capacity as such, becomes entitled to receive pursuant to this Agreement and the Delaware Law.

ARTICLE 5

MANAGEMENT OF THE COMPANY

5.1 Board of Managers. There is hereby established a committee (the “Board of Managers”) comprised of natural persons (each a “Manager” and collectively, the “Managers”) having the authority and duties set forth in this Agreement and the Delaware Law. Each Manager will be entitled to one (1) vote. Each Manager will be a “manager” (as that term is defined in the Delaware Law) of the Company, but, notwithstanding such designation, no Manager will have any rights or powers beyond the rights and powers granted to such Manager in this Agreement. Any decisions to be made by the Board of Managers will require the approval of the Managers holding at least a majority of the votes of all Managers then serving on the Board of Managers (i.e., excluding any vacancies on the Board of Managers). Except as provided in the immediately preceding sentence, no Manager acting alone, or with any other Manager or Managers, will have the power to act for or on behalf of, or to bind the Company in his or her capacity as a Manager. Managers need not be residents of the State of Delaware, a Member or a United States citizen.

5.2 Powers. Except as otherwise required by non-waivable provisions of Applicable Law or expressly provided in this Agreement, subject to Section 6.8 below, (a) all of the Company’s powers shall be exercised by or under the authority of the Board of Managers, (b) the business and affairs of the Company will be managed by or under the direction of the Board of Managers, and (c) the Board of Managers shall have the sole power (including the rights and powers to take certain actions, give or withhold certain consents or approvals, or make certain determinations, opinions, judgments, or other decisions) granted to the Company under this Agreement or any other agreement, instrument, or other document to which the Company is a party.

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5.3 Composition of the Board of Managers.

(a) Number; Initial Managers; Term. The Board of Managers shall initially consist of up to three (3) natural persons. Each Manager shall serve until a successor is appointed in accordance with the terms of this Agreement or his or her earlier resignation, death, or removal. A person shall become a Manager effective upon receipt by the Company of a written notice (or at such later time or upon the happening of some other event specified in such notice) of such person’s designation in accordance with Section 5.3(b) below; provided, however, that the Initial Managers are Managers effective upon the Effective Date.

(b) Voting Agreement. Each Member agrees to vote all of his, her or its voting Units, whether now owned or hereafter acquired or which such Member may be empowered to, from time to time and at all times, in whatever manner shall be necessary to ensure that at each annual or special meeting of the Members at which an election of Managers is held or pursuant to any written consent of the Members, the following persons are elected to the Board of Managers:

(i) Subject to Section 5.3(d) below, one (1) individual designated by the H-Cyte Member for so long as the H-Cyte Member owns any Class B Units (the “H-Cyte Representative”), who shall initially be Schuyler Hansen;

(ii) one (1) individual designated by the holders of a majority of Class C Units; and

(iii) one (1) individual designated by the holders of a majority of Class A Units, who shall initially be Christopher Athavle.

(c) Resignation. A Manager may resign at any time by delivering written notice to the Company. Such resignation shall be effective upon receipt unless it is specified to be effective at some other time or upon the happening of some other event.

(d) Increase in Size of Board of Managers. Upon the occurrence of a Triggering Event, the size of the Board of Managers shall automatically be increased by two (2) additional Manager positions and the H-Cyte Member shall have the right to fill such open Manager positions with individual persons designated by the H-Cyte Member in its sole discretion to serve until each such Manager’s resignation, death or removal by the H-Cyte Member.

(e) Removal. Subject to Section 5.3(f), the removal from the Board of Managers or any of its committees (with or without cause) of any Person shall be upon (and only upon) the written request of the Person or Persons entitled to appoint such Person.

(f) Vacancies. A vacancy on the Board of Managers because of resignation, death or removal of a Manager, or an increase in the number of natural persons constituting the Board of Managers will be filled by the Person or Persons entitled to appoint such Manager pursuant to the terms of Section 5.3(b) or Section 5.3(d), as applicable. If any Person or Persons fail to appoint a Manager pursuant to the terms of Section 5.3(b) or Section 5.3(d), as applicable or is no longer entitled to appoint a Manager pursuant to the terms of Section 5.3(b) or Section 5.3(d), as applicable , such position on the Board of Managers shall remain vacant until such Person or Persons (or Majority in Interest, in the case of a Person or Persons no longer entitled to appoint a Manager) exercise their right to appoint a Manager as provided hereunder. Such vacancy shall not affect the validity of any action taken by the Board of Managers.

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5.4 Annual Budget. The Members have reviewed and approved the initial annual budget of capital expenditures and operating expenses for the Company and its Subsidiaries for the period beginning on the Effective Date and ending on December 31, 2021 (the “Initial Budget”), a copy of which attached hereto as Exhibit B. No later than November 30, 2021 (and no later than thirty (30) days prior to the end of each Fiscal Year thereafter), the Company must prepare, approve and deliver to the Board of Managers, an updated and detailed estimated annual budget of capital expenditures and operating expenses for the Company and its Subsidiaries for the next Fiscal Year (the “Budget Update”), prepared on a line-item basis and setting forth the estimated revenues and expenses of the Company and the Subsidiaries for the next Fiscal Year. If the Board of Managers is unable to approve a Budget Update before the commencement of the next Fiscal Year, the then-effective Annual Budget shall continue to control with respect to operating expenses (but not capital expenditures).

5.5 Actions Requiring Board of Manager Consent. Notwithstanding any other provision of this Agreement, no officer or other appointed agent of the Company shall be authorized to cause the Company or any Subsidiary thereof to take any of the following actions (in one or a series of related events) without the prior consent of the Board of Managers:

(a) Enter into, amend or terminate any other contractual obligation in excess of $50,000;

(b) Purchase, lease or otherwise acquire an interest in any asset for a total acquisition price in excess of $50,000 or any other asset or property for a total acquisition price in excess of $50,000, or enter into or approve a contract, agreement or other arrangement with respect to the same, in each case to the extent not contemplated by the Annual Budget;

(c) Acquire any financing, including the approval of the amount of such financing, the security for such financing and all other terms of such financing; approve the direct or indirect borrowing of money by the Company, whether secured or unsecured; approve the refinancing, extension or modification of any loan in any material manner; or become a surety or guarantor of, or an accommodation party to, any obligation of any other person or entity, regardless of the amount involved;

(d) Loan to any Person any funds of the Company;

(e) Enter into, amend or approve any contract, agreement or other arrangement with a Governmental Entity, except as otherwise expressly provided in this Agreement;

(f) The submission of any material application, plan, bid or request (including to any Governmental Entity) in connection with the Business or the agreement to any terms, conditions or exactions related thereto;

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(g) Enter into, amend or approve any contract, agreement or other arrangement with a Member, Manager, or an Affiliate of any Member or Manager, except as otherwise expressly provided in this Agreement;

(h) Approve any expenditure, the incurrence of any obligation or the entering into of any contract by the Company in which the Company will be obligated to pay or receive, over the term of the obligation or contract, an amount greater than $50,000;

(i) Hire any employee or engage any independent contractor for the provision of services to the Company, or delegate to any Person the power to exercise all or any material portion of the authority or duties of a Member or Manager;

(j) Make a distribution to any Member;

(k) Make any decision that materially alters the nature, character or scope of the Business;

(l) Dissolve the Company; convert, merge or consolidate the Company with or into another entity; or transfer or otherwise dispose of all or substantially all of the Company’s assets;

(m) Confess a judgment against the Company; execute or deliver any general assignment for the benefit of the creditors of the Company; initiate any insolvency or bankruptcy proceedings for the Company; secure any non-Company debts or obligations with any assets of the Company; or cross-default any of the Company’s obligations with any non-Company obligations;

(n) Assign, transfer, pledge, compromise, or release any debts due to the Company in excess of $10,000, except upon payment in full;

(o) Except for any matter in which the amount at issue could result in the Company being obligated to pay or receive an amount not greater than $10,000, select any legal counsel to represent the Company or make any decision relating to litigating, adjusting, settling, compromising or submitting to arbitration any claim, obligation, demand, suit, or judgment involving the Company;

(p) Issue additional Equity Securities in the Company or admitting a new member of the Company or repurchase, redeem or otherwise acquire any equity interests or other securities of the Company;

(q) Consent to any Transfer of any Units;

(r) Make any material tax election or material change to an accounting method of the Company, except for such changes as may be required by the Code;

(s) Make any distribution in-kind to any Member;

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(t) Engage or terminate any professional services provider (legal, accounting, etc.);

(u) Amend any organizational documents of the Company, including the Certificate or this Agreement;

(v) Form or contribute any assets to any other entity that is not a wholly owned Subsidiary of the Company; or

(w) Agree or commit to doing any of the foregoing.

5.6 Meetings of the Board of Managers.

(a) Generally. The Board of Managers will meet at such time and at such place as the Board of Managers may designate. Additionally, meetings of the Board of Managers may be called by or at the discretion of any three or more Managers. Meetings of the Board of Managers will be called on at least forty-eight (48) hours (if the meeting is to be held in person) or twenty-four (24) hours (if the meeting is to be held by telephone communications) prior oral, written or electronic notice to the Managers, if any, or upon such shorter notice as all of the Managers may approve. Any Manager may waive (either in writing or by Electronic Transmission) such notice as to such Manager either before or after the meeting. All notices for meetings of the Board of Managers shall designated in Eastern Standard Time (i.e. the current time in Tampa, Florida).

(b) Presence; Quorum. Any meeting of the Board of Managers may be held, and any Manager may attend and vote and be present at a meeting, in person or telephonically. The presence (in person or telephonically) of a majority of the Managers then serving on the Board of Managers (i.e., excluding any vacancies on the Board of Managers) will constitute a quorum of the Board of Managers for purposes of conducting business. At all times when the Board of Managers is conducting business at a meeting, a quorum of the Board of Managers must be present (in person or telephonically). If a quorum is not present, any act taken at the meeting is not a valid act of the Board of Managers. Any decisions to be made by the Board of Managers will require the approval of the Managers holding at least a majority of the votes of all Managers then serving on the Board of Managers (i.e., excluding any vacancies on the Board of Managers). If a quorum is not present at any meeting of the Board of Managers, then Managers having a majority of the votes of the Managers present at the meeting may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present. The actions taken by the Board of Managers at any meeting (as opposed to by written consent), however called and noticed, shall be as valid as though taken at a meeting duly held after proper notice if (but not until), either before, at or after the meeting, the Managers as to whom it was improperly held submit a waiver to the Company (either in writing or by Electronic Transmission) of notice or a consent to the holding of such meeting or an approval of the minutes thereof or they are deemed to have waived notice pursuant to Section 5.6(c).

(c) Attendance and Waiver of Notice. Attendance of a Manager at any meeting (in person or telephonically) will constitute a waiver of notice of such meeting, except where a Manager attends a meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not properly called or convened and states the same at the beginning of the meeting. Neither the business to be transacted at, nor the purpose of, any meeting of the Board of Managers need be specified in the notice or waiver of notice of such meeting.

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5.7 Actions without a Meeting. Notwithstanding any other provision of this Agreement, any action of the Board of Managers may be taken without a meeting, without advance notice and without a vote, if a written consent to the action is signed and delivered (either in writing or via Electronic Transmission) by all of the Managers then serving on the Board of Managers (excluding any vacancies on the Board of Managers). If a consent is in writing, all the Managers need not sign the same written consent, but may execute a written consent in any number of counterparts. A written consent of Managers will be effective as of the date stated in it or, if an effective date is not stated in the written consent, on the date when the last Manager necessary to make the written consent effective delivers it. A Manager’s delivery of a written consent is irrevocable after it has been delivered to another Manager or the Company. Whenever the Board of Managers takes any action by written consent, the Board of Managers shall file the written consent with the minutes of the proceedings of the Board of Managers. A written consent of Managers has the effect of a vote at a meeting of the Board of Managers and can be described as a vote in any document.

5.8 Committees of the Board of Managers . The Board of Managers may, by resolution, designate from among the Managers one or more committees, each of which will be comprised of one or more Managers and include the H-Cyte Representative. In addition, the Board of Managers may designate one or more of the Managers as alternate committee members, who may, subject to any limitations imposed by the Board of Managers, replace absent or disqualified Managers at any meeting of that committee. Any such committee will have and may exercise all of the authority of the Board of Managers to the extent set forth in any resolution of the Board of Managers, subject to the limitations set forth in the Delaware Law or in the establishment of the committee. A majority of the Board of Managers may remove and/or replace any member or alternate member of any committee.

5.9 Compensation; Reimbursement. Except for reimbursement of reasonable out-of-pocket costs and expenses, the Managers shall not be compensated for their services as Managers until such time as the Company has become profitable, following which such time, the Company in its discretion may elect to pay compensation to the Managers in amounts approved under the applicable Budget Update, which shall not exceed $30,000 per annum in the case of any Manager. Each Manager shall be entitled to reimbursement by the Company of any reasonable out-of-pocket costs or expenses incurred by the Manager in the course of his or her service hereunder, including in connection with attending regular and special meetings of the Board of Managers, any board of managers or board of directors of each of the Company’s Subsidiaries and/or any of their respective committees, so long as such reimbursements are approved in advance by the Board of Managers.

5.10 Delegation of Authority. The Board of Managers may, from time to time, delegate to one or more Persons (including any Member or Officer and including through the creation and establishment of one or more other committees) such authority and duties as the Board of Managers may deem advisable. Any delegation pursuant to this Section 5.10 may be revoked at any time by the Board of Managers.

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5.11 Officers.

(a) Generally. Subject to Section 5.5, the Board of Managers may (but need not), from time to time, designate and appoint one or more natural persons as an Officer of the Company. No Officer need be a resident of the State of Delaware, a Member or a Manager. Any Officers so designated shall have such authority and perform such duties as the Board of Managers may, from time to time, delegate to them. The Board of Managers may assign titles to particular Officers (including Chief Executive Officer, President, or Chief Financial Officer), and, if the title is one commonly used for officers of a business corporation, the assignment of such title shall constitute the delegation to such officer of the authority and duties that are normally associated with that office, subject in all events to the Board of Managers’ right to limit, amend, modify or revoke the authority of the Officer. Each Officer shall hold office until the earlier of the Officer’s death, resignation, or removal. Any number of offices may be held by the same individual. The title and role of Chairman of the Board of Managers shall not denote or imply an Officer of the Company.

(b) Resignation; Removal; Vacancies. Any Officer (subject to any contract rights available to the Company, if any) may resign as such at any time. Such resignation shall be made in writing and shall take effect at the time specified therein, or if no time be specified, at the time of its receipt by the Board of Managers. The acceptance of a resignation shall not be necessary to make it effective, unless expressly so provided in the resignation. Any Officer may be removed as such, either with or without cause, by the Board of Managers at any time. Any vacancy occurring in any office of the Company may be filled by the Board of Managers and shall remain vacant until filled by the Board of Managers.

(c) Duties of Officers. Subject to Section 6.6, the Officers, in the performance of their duties as such, shall owe to the Company and the Members duties of loyalty and due care of the type owed by the officers of a corporation to such corporation and its shareholders under the laws of the State of Delaware. The Officers are expected to consult with each other in the conduct of the affairs of the Company.

(d) Initial Officers. As of the Effective Date, the initial Officers of the Company are listed on Exhibit A hereto.

5.12 Purchase of Units. Subject to the Company’s compliance with the other applicable provisions of this Agreement, the Board of Managers may cause the Company to purchase or otherwise acquire Units; provided that this provision shall not in and of itself obligate any Member to sell any Units to the Company. So long as any such Units are owned by the Company such Units shall not be considered outstanding for any purpose.

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5.13 Limitation of Liability.

(a) Standards of Performance. No Member or any Manager appointed by a Member shall owe any duty (including fiduciary duties) to the Company, its subsidiaries or any other Member, provided that the foregoing shall not in any way limit any Member or Manager’s obligations of good faith and fair dealing with respect to the Company. Subject to the foregoing and except as otherwise provided herein or in any agreement entered into by such Person and the Company and to the maximum extent permitted by the Delaware Law, no Manager nor any such Manager’s Affiliates, employees, agents or representatives shall be liable to the Company or to any Member for any act or omission performed or omitted by such Person in his capacity as Manager; provided that, except as otherwise provided herein, such limitation of liability shall not apply (i) with respect to any act or omission by such Person in its capacity as a Member, or (ii) to the extent the act or omission was attributable to such Person’s willful misconduct, gross negligence, fraud or material breach of this Agreement, in each case as determined by a final judgment, order or decree of an arbitrator or a court of competent jurisdiction (which is not appealable or with respect to which the time for appeal therefrom has expired and no appeal has been perfected). Each Manager shall be entitled to rely upon the advice of legal counsel, independent public accountants and other experts, including financial advisors, and any act or omission by such Manager in good faith reliance on such advice shall in no event subject such Manager or any of such Manager’s Affiliates, employees, agents or representatives to liability to the Company or to any Member or any other Person that is a party to or otherwise bound by this Agreement. No amendment, alteration or termination of this Agreement or of any provision of this Section 5.13(a) after the date of this Agreement shall expand the duties or liabilities of a present or former Manager of the Company with respect to acts or omissions prior to the date of such amendment, alteration or termination.

(b) Board Discretion. Whenever in this Agreement or any other agreement contemplated herein or to which the Company is a party the Board of Managers is permitted or required to take any action or to make a decision or determination, the Board of Managers may take such action or make such decision or determination in its sole discretion, unless another standard is expressly set forth herein or therein. Whenever in this Agreement or any other agreement contemplated herein the Board of Managers is permitted or required to take any action or to make a decision or determination in its “sole discretion” or “discretion,” with “complete discretion” or under a grant of similar authority or latitude, each Manager shall be entitled to consider such interests and factors as such Manager desires (including, without limitation, the interests of such Manager’s Affiliates as Members).

(c) Good Faith and Other Standards. Whenever in this Agreement or any other agreement contemplated herein or to which the Company is a party the Board of Managers is expressly permitted or required to take any action or to make a decision or determination in its “good faith” or under another express standard, each Manager shall act under such express standard and, to the extent permitted by Applicable Law, shall not be subject to any other or different standards imposed by this Agreement or any other agreement contemplated herein or to which the Company is a party, and, notwithstanding anything contained herein to the contrary, so long as such Manager acts in good faith, the resolution, action or terms so made, taken or provided by the Board of Managers shall not constitute a breach of this Agreement or any other agreement contemplated herein or impose liability upon such Manager or any of such Manager’s Affiliates, employees, agents or representatives.

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(d) Indemnification. Subject to this Section 5.13(d), the Company shall indemnify and pay for the defense of, to the fullest extent now or hereafter permitted by law, any Manager or former Manager who was or is a party or is threatened to be made a party to, or is involved in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (hereafter, a “Proceeding”), by reason of the fact that he, she, or a Person of whom he or she is the legal representative, is or was a Manager or serving as a manager, officer or director of any Subsidiary after the Effective Date, whether the basis of such Proceeding is alleged action in an official capacity as a Manager, officer, director, employee or agent or in any other capacity while serving as such, against all expense, liability and loss (including attorneys’ fees), judgments, fines, excise taxes or penalties and amounts paid or to be paid in settlement, reasonably incurred or suffered by such individual in connection therewith; provided that the Company shall not indemnify for the defense of any Person who is a party to any Proceeding, the basis of which is the fraud, gross negligence or willful misconduct of such Person (or an Affiliate of such Person) or material breach of this Agreement or any other agreement between such Person (or an Affiliate of such Person) and the Company or any Subsidiary.

ARTICLE 6

RIGHTS AND OBLIGATIONS OF MEMBERS

6.1 Limitation of Liability. Except to the extent provided in the Delaware Law or in this Agreement, no Member shall be personally liable for the debts, liabilities, contracts or any other obligations of the Company. No Member shall be obligated personally for any such debt, liability, contract or other obligation of the Company solely by reason of being a Member or acting as a Member or Manager.

6.2 Management of the Company. No Member in its capacity as such has the authority or power to act for or on behalf of the Company in any manner or way, to bind the Company, or do any act that would be (or could be construed as) binding the Company, in any manner or way, or to make any expenditures on behalf of the Company, unless such specific authority and power has been expressly granted to such Member (and not revoked) by the Board of Managers. The Members hereby consent to the exercise by the Board of Managers of the powers conferred on it by Applicable Law and this Agreement.

6.3 Effect of Bankruptcy, Death or Incompetency of Member.

(a) Death. The death of any Member shall not in and of itself cause the termination or dissolution of the Company, and the business of the Company shall continue. Upon any such occurrence the executor or administrator of the Member in question shall be entitled to receive, with respect to such Member’s Units and on behalf of such Members or such Member’s estate, the distributions and allocations of profits and losses to which such Member would be entitled as an assignee, and, subject to the requirements of Section 7.6(b), upon execution of the Adoption Agreement shall have the right to act as a Substituted Member. The successor in ownership interest shall not have the right to demand valuation or payment for the deceased Member’s Units.

(b) Bankruptcy or Incompetency. The bankruptcy, dissolution or adjudication of incompetency of any Member shall not in and of itself cause the termination or dissolution of the Company, and the business of the Company shall continue. Upon any such occurrence, subject to the provisions of ARTICLE 7, the trustee, receiver, administrator, committee, guardian or conservator of the Member in question shall be deemed an assignee of such Member for the purpose of settling or managing the estate or property; provided, however, that any pledgee of such Member who acquires such Member’s Membership Interest pursuant to a Permitted Pledge shall automatically be admitted as a Substituted Member after satisfying the requirements set forth in Section 7.7. As an assignee, the successor to the ownership interest of such Member shall have only the rights of such Member in the Company’s Net Income and Net Loss and in Distributions. The successor shall not be a Substituted Member except as provided in Section 7.7, and neither such Member nor the successor in ownership interest shall have the right to demand immediate valuation and payment for such Member’s Units.

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6.4 Meetings of and Voting by Members. Every consent and approval of the Members that is required or permitted by Applicable Law, the Certificate, or this Agreement will be valid only if it is signified by a resolution adopted by either the affirmative vote of the requisite number of Members at a meeting of Members that was duly called and held in accordance with this Agreement, or a written consent that is executed by the requisite number of Members in accordance with Section 6.5. Unless otherwise provided in the resolution or written consent, a valid consent or approval of the Members will be effective when the resolution is adopted by the Members, in the case of a vote, or signed by the last Member necessary to validate it, in the case of a written consent.

(a) Member Meetings. The Company will hold a meeting of Members for the purpose or purposes stated in the notice of the meeting. The Board of Managers may call a meeting of the Members at any time for any purpose. Every meeting of Members of the Company will be held at a time, date, and place as designated by the Board of Managers. The Members may conduct at a meeting only business that is related to the purpose or purposes stated in the notice of the meeting unless the Board of Managers consents to the additional matters as considered.

(b) Notice of Member Meetings. The Board of Managers will give each Member not fewer than three (3) or more than sixty (60) days advance notice, in writing or by Electronic Transmission, of every meeting of Members. Every written notice of a meeting of Members will state the date, time, place, and each purpose of the meeting, and the action proposed for consideration at the meeting and must be delivered to each Member. A notice of a meeting of Members will be adequate for both the meeting of Members designated in the notice and any adjournment of that meeting, if the date, time, and place to which the meeting is adjourned are announced at the meeting before the adjournment is taken, and if the Board of Managers does not establish after the adjournment a new record date for the adjourned meeting of Members. If any Member transfers any Unit after the effective date of a notice of a meeting of Members, the Board of Managers need not notify the transferee of the meeting of Members.

(c) Waiver of Notice and Presumption of Assent. A Member may waive notice (either in writing or by Electronic Transmission) of any meeting of Members or other action for which notice is required by Applicable Law, the Certificate, or this Agreement by signing and delivering to the Board of Managers a waiver of the notice, in writing or by Electronic Transmission, either at, before, or after the date and time of the meeting or other action for which notice is required. The Board of Managers will file a written waiver of a notice of a meeting of Members with the minutes of that meeting and will file in the Company’s record book for proceedings of its Members a written waiver of any other requisite notice. A Member’s attendance at a meeting of Members, in person or by proxy, constitutes a waiver by the Member of the notice of the meeting or any defect in the notice of the meeting, unless the Member (in person or by proxy) objects at the beginning of the meeting to the holding of the meeting or the conduct of business at the meeting.

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(d) Quorum for Member Meetings. Unless otherwise required by Applicable Law, the presence in person or by proxy of Members who own Units representing at least a Majority in Interest constitutes a quorum for the conduct of business at every meeting of Members. Once a quorum is established at a meeting of Members, a subsequent withdrawal of a Member or Members that reduces the Units entitled to vote and represented at the meeting (in person or by proxy) below the number required for a quorum will not affect the validity of any action taken at the meeting or any adjournment of that meeting, unless a new record date is or must be set for the adjourned meeting.

(e) Member Voting. Except as otherwise provided in this Agreement, each Member shall have the right to one vote for each Unit held by such Member on each matter submitted to a vote or approval by the Members. Only those Persons who are Members on the day of a meeting will be entitled to vote at a meeting of Members. A Member may vote in person or by proxy. The matter will be approved if a Majority in Interest vote in favor of the action either in person or by proxy, unless a greater number of affirmative votes is required under other provisions of this Agreement.

(f) Proxies. A Member entitled to vote at a meeting of Members or to express consent or dissent without a meeting, a Person entitled to vote on behalf of a Member which is a corporation, limited partnership, or limited liability company, or a duly authorized attorney-in-fact of a Member, may authorize one or more Persons to vote for such Member by proxy by signing a proxy appointment form.

6.5 Member Action Without a Meeting.

(a) Any action required or permitted by Applicable Law, the Certificate, or this Agreement to be taken at a meeting of Members of the Company can be taken without a meeting, without advance notice, and without a vote, if a written consent to the action is signed and dated, either in writing or by Electronic Transmission, by Members holding at least the percentage of Units that would be required to approve such action if submitted to a vote at a meeting of Members entitled to vote at which all Members were in attendance.

(b) For the Member action to be effective, written consents representing the requisite vote must be delivered to the Company within sixty (60) days after the earliest dated written consent. The Members need not sign the same written consent, but may execute a written consent in any number of counterparts. The delivery to the Company within the 60-day period of a written consent via Electronic Transmission that appears to have been signed, dated, and transmitted by a Member or the Member’s duly appointed proxy or attorney-in-fact will be sufficient and effective so long as the manually signed copy of the written consent is delivered to the Company (as provided above) promptly thereafter. A Member’s execution of a written consent is irrevocable, and a Member cannot later reject or revoke a written consent that has been signed, dated, and delivered in the manner provided above. Within ten (10) days after obtaining the authorization of its Members to undertake any Company action by written consent, the Company shall notify those Members who did not consent in writing to the action, or who were not entitled to vote on the action taken by written consent, of the action that was taken by written consent; provided that the Company’s failure to timely provide notice will not affect the validity of the consent. The notice must fairly summarize the material features of the authorized action.

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6.6 Investment Opportunities and Conflicts of Interest. Unless the Board of Managers otherwise agrees in writing, no Member or any Affiliate of a Member, in each case who is employed by the Company or any of its Subsidiaries, shall, or shall cause any of its Affiliates to, accept or pursue, directly or indirectly on such Member’s (or Affiliate’s) own behalf, any investment or business opportunities of which any of the foregoing become aware and which they believe are, or may be, within the scope of the Business of the Company or any of its Subsidiaries which would or may be beneficial to the Company or any of its Subsidiaries. For greater certainty, the H-Cyte Member is not employed by the Company or any of its Subsidiaries. It is the intent of the Members that each of Athavle, Sablowski and Beckerlegge devote such time and attention to the Company and the Business as is reasonably necessary to carry out their duties and responsibilities to the Company and its Subsidiaries, provided that the Members expressly acknowledge and agree that Athavle, Sablowski and Beckerlegge are currently engaged in activities set forth on Exhibit E to this Agreement that are unrelated to the Business and their continued engagement in such activities following the Effective Date shall not be deemed a violation of this Section 6.6, provided further that the undertaking by any of Athavle, Sablowski and Beckerlegge of additional activities not expressly identified on Exhibit E and unrelated to the business of the Company will require the approval of the Board of Managers. The Members further expressly acknowledge and agree that (a) the managers, directors, officers, shareholders, partners, members, employees, representatives, and agents of the H-Cyte Member and its Affiliates (including any representative of the H-Cyte Member serving on the Board of Managers or on the board of directors or board of managers of any of the Company’s Subsidiaries or as an officer of the Company or any of its Subsidiaries) (collectively, the “Specified Persons”) are permitted (i) to have and develop, and may presently or in the future have and develop, investments, transactions, business ventures, contractual, strategic or other business relationships, prospective economic advantages or other opportunities (the “Business Opportunities”) in the Business (other than through the Company or any of its Subsidiaries) or in businesses that are and may be competitive with the Company or any of its Subsidiaries (an “Other Business”), for their own account or for the account of any Person other than the Company or any of its Subsidiaries or any other Member, or (ii) to direct any such Business Opportunities to any other Person, in each case, regardless of whether such Business Opportunities are presented to a Specified Person in his, her or its capacity as a Member, Manager, director or manager in the board of directors or board of managers of the Company or any Subsidiaries or officer of the Company or any of its Subsidiaries or otherwise, (b) none of the Specified Persons will be prohibited by virtue of their investments in the Company or any of its Subsidiaries or their service as a Manager or service on the board of directors or board of managers of the Company or any of its Subsidiaries or as an officer of the Company or any of its Subsidiaries or otherwise from pursuing and engaging in any such activities, (c) none of the Specified Persons will be obligated to inform or present the Company or any of its Subsidiaries or the Board of Managers or the board of directors or board of managers of any of the Company’s Subsidiaries or any other Member of or with any such Business Opportunity, (d) neither the Company or any of its Subsidiaries nor the other Members will have or acquire or be entitled to any interest or expectancy or participation (such right to any interest, expectancy or participation, if any, being hereby renounced and waived) in any Business Opportunity as a result of the involvement therein of any of the Specified Persons, and (e) the involvement, in and of itself, of any of the Specified Persons in any Business Opportunity will not constitute a conflict of interest or breach of fiduciary duty by such Persons with respect to the Company or any of its Subsidiaries or the other Members. This Section 6.6 shall not in any way affect, limit or modify any liabilities, obligations, duties or responsibilities of any Person under any Equity Agreement. For the avoidance of doubt, none of the H-Cyte Member, H-Cyte, Inc. or their respective Affiliates are Specified Persons for purposes of this Agreement.

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6.7 Action by Vote of the Members. Unless prohibited by the Delaware Law or expressly otherwise provided in this Agreement, whenever the Members are required or permitted to vote or otherwise act, the affirmative vote of Members holding not less than a Majority in Interest shall be the act of the Members.

6.8 Major Decisions. The Company may not (and may not permit any Subsidiary to) take any of the following “Major Decisions” without the prior written consent of the H-Cyte Member:

(a) liquidate, dissolve or wind up the affairs of the Company or effect any merger or consolidation or any sale or other disposition of all or substantially all of the assets of the Company;

(b) making or revoking any tax election that would change the tax classification of any of the Company as a partnership for federal income tax purposes, filing any material tax return or tax report on behalf of the Company that has not been first provided to the Members for approval under this Section 6.8 and adopting significant accounting policies;

(c) subject to Section 6.10 below, causing or permitting the Company or any Subsidiary to enter into any agreement, or amend or materially modify or terminate any agreement, with any Member, Manager or any Affiliate thereof, or pay to any Member, Manager, or any of their respective Affiliates any compensation, fees or reimbursement, except as otherwise expressly provided in this Agreement or contemplated in the Annual Budget;

(d) the filing on behalf of the Company (where the Company is the debtor) of any petition, or consent to the appointment of a trustee or receiver or any judgment or order, under state or federal bankruptcy laws, seeking (for the Company or its subsidiaries) relief under any laws relating to relief from debts or the protection of debtors generally, or taking any action solely in furtherance thereof or otherwise instituting insolvency proceedings with respect to the Company;

(e) increasing the number of authorized Units for any class of Units or issuing Class B Units to Persons other than the H-Cyte Member;

(f) prior to such time as the DenerveX Device has been manufactured and approved for sale, any decision to provide any salary, commissions or other compensation to Athavle;

(g) amending this Agreement (other than amendments to the Schedule of Members from time to time in the ordinary course of business to reflect the admission or withdrawal of Members or adjustment to their Units);

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(h) increasing or decreasing the size of the Board of Managers; or

(i) any agreement or commitment to the foregoing.

6.9 Financial Statements and Other Information. Each Member and Manager shall have the right to receive all of the following information from the Company, and the Company shall provide to each such Member and Manager:

(a) no later than seven (7) days after the end of each monthly accounting period in each Fiscal Year, preliminary unaudited statements of income and cash flows of the Company for such monthly period and for the period from the beginning of the Fiscal Year to the end of such monthly period prepared on an accrual accounting basis, and a preliminary unaudited balance sheet of the Company as of the end of such monthly period;

(b) as soon as available but in any event within thirty (30) days after the end of each monthly accounting period in each Fiscal Year, unaudited statements of income and cash flows of the Company for such monthly period and for the period from the beginning of the Fiscal Year to the end of such monthly period prepared on an accrual accounting basis, and an unaudited balance sheet of the Company as of the end of such monthly period, setting forth in each case comparisons to the Annual Budget and to the corresponding period in the preceding Fiscal Year and all being certified as correct to the knowledge of the Company’s chief financial officer, president, or chief executive officer;

(c) as soon as available but in any event within forty-five (45) days after the end of each quarterly accounting period in each Fiscal Year, unaudited statements of income and cash flows of the Company for such quarterly period and for the period from the beginning of the Fiscal Year to the end of such quarterly period prepared on an accrual accounting basis, and an unaudited balance sheet of the Company as of the end of such quarterly period, setting forth in each case comparisons to the Annual Budget and to the corresponding period in the preceding Fiscal Year and all being certified as correct to the knowledge of the Company’s chief financial officer, president, or chief executive officer;

(d) within one hundred twenty (120) days after the end of each Fiscal Year, a statement of income and cash flows of the Company for such Fiscal Year and a balance sheet of the Company as of the end of such Fiscal Year, setting forth in each case comparisons to the Annual Budget and to the preceding Fiscal Year, all prepared in accordance with GAAP and if so requested by the Board of Managers, audited by the Company Accountants;

(e) within ninety (90) days following the end of the taxable year of the Company, copies of the Company’s federal partnership return of income and other income tax returns, together with each such Member’s Schedule K-1 or analogous schedule, which returns shall be signed by the partnership representative (as appointed pursuant to Section 9.4(a)) on behalf of the Company and co-signed by the Company Accountant as preparer; and

(f) with reasonable promptness, such other information and financial data concerning the Company as such Member may reasonably request.

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6.10 Transactions with Related Parties.

(a) No agreement or transaction between the Company or any Subsidiary, on the one hand, and any Member or Affiliate of a Member, on the other hand (a “Related Party Agreement”), shall be void or voidable solely by reason of such relationship. The execution of any such agreement or the entering into or consummation of such transaction by the Company shall require as a condition precedent that (i) all of the material facts as to the agreement or transaction and the relationship between any such Affiliate and the Member and the nature of any conflict of interest are disclosed or are known to the Board of Managers, (ii) the Company shall have used commercially reasonable efforts to seek alternative contractual arrangements with third parties (including soliciting third party bids), unless waived by the non-interested Managers serving on the Board of Managers and (iii) the Board of Managers approves or ratifies such agreement or transaction.

(b) Notwithstanding Section 6.10(a) above, the parties acknowledge that the Related Party Agreements identified on Exhibit C to this Agreement are pre-approved for execution and delivery by the Company on the terms described on such exhibit and shall require no further consent by any Person under this Agreement.

ARTICLE 7
TRANSFERS of UNITS; Sale of the company

7.1 Transfers in General. The sale, transfer, assignment, pledge or other disposition of any interest in any Unit (whether with or without consideration and whether voluntarily or involuntarily or by operation of law), directly or indirectly, to another Person is referred to herein as a “Transfer” and to take such action is referred to herein as to “Transfer.” No Member shall Transfer any Units or Unit Equivalents (or any interest in any Units or Unit Equivalents), except (a) to the Company, if approved by the Board of Managers; (b) pursuant to a Transfer approved by the Board of Managers; (c) to a Permitted Transferee pursuant to a Permitted Transfer, subject to the terms of this ARTICLE 7; (d) pursuant to Section 7.3 in connection with the exercise of a Purchase Option or (e) pursuant to Section 7.14 in connection with a Deemed Offer event. Any purported Transfer of a Units or Unit Equivalents not in accordance with this ARTICLE 7 shall be null and void ab initio and of no effect. Each Member shall hold the Company and each other Member harmless from all costs, liabilities or damages, including the costs of enforcing this indemnity, incurred by the Company or any other Member as a result of the Member’s purported Transfer of a Unit or Unit Equivalent other than in accordance with this Agreement.

7.2 Right of First Refusal.

(a) Subject to the terms and conditions set forth in this ARTICLE 7, at least thirty (30) days prior to the Transfer of any Units held by any Member, the transferring Member (the “Transferring Holder”) shall deliver a written notice (the “Offer Notice”) to the Company and Eligible Members. The Offer Notice shall disclose in reasonable detail the identity of the prospective transferee(s), the number of Units to be transferred, the price and the other terms and conditions of the proposed Transfer together with a complete copy of the offer. The Transferring Holder shall not consummate such proposed Transfer until at least thirty (30) days after the delivery of the Offer Notice, unless the parties to the Transfer have been finally determined pursuant to this Section 7.2 prior to the expiration of such 30-day period (the date of the first to occur of (x) the expiration of such 30-day period after delivery of the Offer Notice or (y) such final determination is referred to herein as the “Authorization Date”). Each Offer Notice shall constitute an irrevocable offer by the Transferring Holder to sell to the Company and Eligible Members the offered Units on the terms and conditions set forth in the Offer Notice and this Section 7.2. Notwithstanding anything to the contrary contained in this Section 7.2, no offer in respect of Units may include any form of consideration other than cash (which may be paid at closing, in installments or after any period of time).

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(b) The Company may elect to purchase all or any portion of any Units to be transferred upon the same terms and conditions as those set forth in the Offer Notice by delivering a written notice (the “Company Purchase Notice”) of such election to the Transferring Holder within fifteen (15) days after the Offer Notice has been given to the Company. Within fifteen (15) days following delivery of the Offer Notice, the Company shall deliver written notice (the “Available Unit Notice”) to the Eligible Members setting forth the number and type of Units which it has elected to purchase and the aggregate number and type of Units which are available for purchase by the Eligible Members (“Available Units”).

(c) The Eligible Members shall then be entitled to purchase all or a portion of the Available Units by delivering written notice (the “Available Unit Purchase Notice”) to the Company and the Transferring Holder within fifteen (15) days following delivery of the Offer Notice setting forth the maximum number of Units of each class which it desires to purchase. The rights of Eligible Members pursuant to this Section 7.2 shall be apportioned among them in accordance with their relative Percentage Interests or in such other manner as they shall mutually agree (and any other Member or Person subject to this Section 7.2 shall be bound by any such mutual agreement).

(d) If the Company and/or Eligible Members have elected to purchase all or any portion of the Units hereunder, the Transfer of such Units shall be consummated as soon as practical after the delivery of the election notice(s) to the Transferring Holder, but in any event within forty-five (45) days after the Authorization Date at the principal office of the Company. The Company and Eligible Members, as applicable, shall give at least ten (10) days prior notice of the date of the closing. At such closing, (i) the Transferring Holder shall deliver to electing Eligible Members and/or the Company, as applicable, the certificate or certificates (if any) representing the Units to be sold at the closing, free and clear of any lien (except to the extent arising under this Agreement) (and the Transferring Holder shall represent and warrant that such Units shall, immediately prior to such sale, be so free and clear and that it will have good and valid title to such Units), (ii) the electing Eligible Members and/or the Company, as applicable, shall deliver to the Transferring Holder the consideration to be paid for the purchased Units in accordance with the terms of the Offer Notice, (iii) the Company shall duly record the Transfer on its books and records, and (iv) the electing Eligible Members and/or the Company, as applicable, and the Transferring Holder shall execute such other documents and take such other action as shall be necessary to consummate the purchase and sale of the applicable Units on the terms contemplated by the Offer Notice.

(e) If the Company and the Eligible Members do not elect, in the aggregate, to purchase all of the Units offered in the Offer Notice from the Transferring Holder, then, the Transferring Holder shall have the right, within the ninety (90) days following the Authorization Date, to Transfer the portion of such Units which the Company and Eligible Members have not elected to purchase to the Transferee(s) specified in the Offer Notice in the amounts specified in the Offer Notice at a price not less than the price per unit for such Units specified in the Offer Notice and on other terms no more favorable to the Transferee(s) thereof than specified in the Offer Notice. Any not so Transferred within such 90-day period shall be reoffered to the Company and Eligible Members pursuant to this Section 7.2 prior to any subsequent Transfer.

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(f) The provisions of this Section 7.2 shall not apply to any proposed Transfer (i) to the Company or any of its Subsidiaries, (ii) to a Permitted Transferee of any Member, (iii) pursuant to Section 7.3, or (iv) pursuant to the purchase of a Deemed Offered Interest pursuant to Section 7.14.

7.3 Purchase Option.

(a) No later than thirty (30) days following the fifth anniversary of the Effective Date, the Company will deliver to the H-Cyte Member a report (the “Monthly Average Sales Report”) setting forth the average monthly number of sales of DenerveX Devices made by the Company and its Subsidiaries as of the fifth anniversary of the Effective Date measured on a trailing twelve (12) month basis (the “Average Sales Amount”), provided that if a Material Adverse Event has occurred with respect to the Company and its Subsidiaries following the fourth anniversary of the Effective Date, the Average Sales Amount will be calculated taking into account average monthly number of sales of DenerveX Devices in prior years. If the H-Cyte Member delivers written notice (the “Disputed Items Notice”) to the Company within thirty (30) days after receipt by the H-Cyte Member of the Monthly Average Sales Report, stating that the H-Cyte Member objects to any items in the Monthly Average Sales Report, specifying in reasonable detail the basis for such objection and setting forth the H-Cyte Member’s proposed modification to such report, the Company and the H-Cyte Member will attempt to resolve and finally determine and agree upon the Average Sales Amount in good faith as promptly as practicable.

(b) If the H-Cyte Member and the Company are unable to agree upon the Average Sales Amount within thirty (30) days after delivery of the Disputed Items Notice, the H-Cyte Member and the Company will submit to an independent accounting firm with expertise in financial analysis mutually satisfactory to the H-Cyte Member and the Company (the “Accounting Firm”) for review and resolution of the items set forth in the Disputed Items Notice (the “Disputed Items”). The Accounting Firm will (i) resolve the Disputed Items (and only the Disputed Items) based on written presentations from the H-Cyte Member and the Company, (ii) not ascribe an Average Sales Amount higher or lower, as the case may be, than the highest or lowest Average Sales Amount claimed by the Company or the H-Cyte Member in the Monthly Average Sales Report and Disputed Items Notice, respectively, and (iii) make a determination of the Average Sales Amount based on its resolution of the Disputed Items. The fees, costs and expenses of the Accounting Firm will be borne by the party whose positions generally did not prevail in such determination, as determined by such accounting firm, or if the Accounting Firm determines that neither party could be fairly found to be the prevailing party, then such fees, costs and expenses will be borne 50% by the H-Cyte Member and 50% by the Company.

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(c) Subject to terms and conditions of Section 7.5, and otherwise notwithstanding anything to the contrary contained in this Agreement, if the Average Sales Amount (as finally determined under this Section 7.3) is a number less than 800 (a “Triggering Event”), the H-Cyte Member shall have the right, exercisable upon written notice to the Company (which must be delivered no later than ninety (90) days after the Average Sales Amount has been finally determined) to purchase up to the number of Class A Units of the Company from the holders thereof calculated as follows (the “Purchase Option”):

(i) if the Average Sales Amount is greater than 720 but less than or equal to 760, an amount equal to up to ten percent (10%) of all outstanding Class A Units;

(ii) if the Average Sales Amount is greater than 640 but less than or equal to 720, an amount equal to up to twenty percent (20%) of all outstanding Class A Units;

(iii) if the Average Sales Amount is greater than 560 but less than or equal to 640, an amount equal to up to thirty percent (30%) of all outstanding Class A Units;

(iv) if the Average Sales Amount is greater than 480 but less than or equal to 560, an amount equal to up to forty percent (40%) of all outstanding Class A Units;

(v) if the Average Sales Amount is greater than 400 but less than or equal to 480, an amount equal to up to fifty percent (50%) of all outstanding Class A Units;

(vi) if the Average Sales Amount is less than or equal to 400, an amount equal to up to one hundred percent (100%) of all outstanding Class A Units;

If the Purchase Option is exercised, each holder of Class A Units (or his, her or its legal representative or successor or assign, as the case may be) (each a “Seller”) shall sell their applicable number of Class A Units to the H-Cyte Member in accordance with this Section 7.3. For the avoidance of doubt, if a holder of Class A Units transfers Class A Units for any reason, those Class A Units will remain subject to the Purchase Option upon the occurrence of a Triggering Event with respect to that transferring holder thereof. Any Class A Units purchased pursuant to the exercise of a Purchase Option for less than one hundred percent (100%) of all Class A Units in accordance with this Section 7.3 shall be acquired from the holders thereof ratably in accordance with their relative Percentage Interests.

(d) If the H-Cyte Member exercises the Purchase Option, in exchange for the Class A Units purchased, the H-Cyte Member shall pay an aggregate purchase price for such Class A Units (the “Purchase Price”) equal to $1.00 (to be allocated to the Sellers in accordance with their relative Percentage Interests). The purchase and sale of Class A Units under this Section 7.3 shall close at the offices of the Company (or by electronic exchange of documents) at a date and time reasonably determined by the H-Cyte Member, but no later than thirty (30) days after the date the Purchase Option is exercised. At the closing the following will occur:

(i) The H-Cyte Member shall pay the aggregate Purchase Price to the Company (for further distribution to the Sellers) in full, by any combination of cash or check.

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(ii) Each Seller shall assign and transfer to the Company all right, title and interest in and to his, her or its Class A Units being sold, free and clear of all liens, charges, encumbrances, security interests, and adverse claims of every kind whatsoever. Each Seller shall execute all conveyance and other documents reasonably requested by the Company to consummate the sale of the Class A Units being sold under this Section 7.3. The H-Cyte Member shall be entitled to receive customary representations and warranties from each Seller related to authority, ownership and ability to convey good title to the Class A Units purchased under this Section 7.3, free and clear of any liens, charges, encumbrances, security interests, and adverse claims of every kind whatsoever.

(e) If any Seller fails to appear at the closing or otherwise defaults in its obligations under this Agreement, the Seller shall be deemed to have sold its applicable number of Class A Units to the H-Cyte Member at the closing pursuant to the terms and conditions of this Agreement, and the Seller shall have no further rights with respect to such Class A Units other than to receive such Seller’s allocable portion of the Purchase Price. Each Seller irrevocably constitutes and appoints the H-Cyte Member, with full power of substitution in the premises, as their due and lawful attorney in fact (i) to transfer any Class A Units purchased and sold pursuant to the terms of this Section 7.3 on the books of the Company, and (ii) take such other actions and execute such assignments, conveyances, transfers and other documents in the Seller’s name and on the Seller’s behalf as may be necessary or appropriate to effect such purchase and sale. This power of attorney is coupled with an interest, and is irrevocable.

(f) The H-Cyte Member may assign its right to purchase any Class A Units under this Section 7.3 to any Affiliate thereof.

7.4 Effect of Assignment.

(a) Termination of Rights. Any Member who assigns any Units or other interest in the Company shall cease to be a Member with respect to such Units or other interest and shall no longer have any rights or privileges of a Member with respect to such Units or other interest. For greater certainty, a Member will not cease to be a Member merely as a result of pledging its Units pursuant to a Permitted Pledge. A Transfer shall not otherwise eliminate the Member’s entitlement to any rights associated with the Member’s remaining interest and shall not cause the Member to be released from any liability to the Company or any other Person solely as a result of the Transfer.

(b) Deemed Agreement. Any Person who acquires in any manner whatsoever any Units or other interest in the Company, irrespective of whether such Person has accepted and adopted in writing the terms and provisions of this Agreement, shall be deemed by the acceptance of the benefits of the acquisition thereof and to have agreed to be subject to and bound by all of the terms and conditions of this Agreement.

(c) Assignee’s Rights. A Transfer of Units permitted hereunder shall be effective as of the date of assignment and compliance with the conditions to such Transfer and such Transfer shall be shown on the books and records of the Company. Unless and until an Assignee becomes a Substituted Member pursuant to Section 7.6, the Assignee shall not be entitled to any of the rights or privileges granted to a Member hereunder or under Applicable Law, other than the rights and privileges specifically granted to Assignees pursuant to this Agreement.

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7.5 Additional Restrictions on Transfer.

(a) Restrictions. Units are transferable only pursuant to (i) public offerings registered under the Securities Act or any transfer exempt from registration under the Securities Act, (ii) Rule 144 or Rule 144A of the U.S. Securities and Exchange Commission (or any similar rules then in force) if such rule is available and (iii) other legally available means of transfer permitted by this Agreement.

(b) Execution of Counterpart. Each Transferee of Units or other interests in the Company shall, as a condition prior to such Transfer, execute and deliver to the Company an Adoption Agreement pursuant to which such Transferee shall agree to be bound by the provisions of this Agreement.

(c) Notice. In connection with the Transfer of any Units, the holder of such Units will deliver written notice to the Company describing in reasonable detail the Transfer or proposed Transfer.

(d) Legal Opinion. No Transfer of Units or any other interest in the Company may be made unless in the opinion of counsel, satisfactory in form and substance to the Board of Managers (which opinion may be waived by the Board of Managers), such Transfer would not violate any federal securities laws or any state or provincial securities or “blue sky” laws (including any investor suitability standards) applicable to the Company or the interest to be Transferred, or cause the Company to be required to register as an “Investment Company” under the U.S. Investment Company Act of 1940, as amended. Such opinion of counsel shall be delivered in writing to the Company prior to the date of the Transfer.

(e) Regulatory. No Transfer of Units or any other interest in the Company may be made if the Transfer will result in the Company violating or losing any license, right, permit or authorization required by law or any regulatory authority to operate the Company and its Subsidiaries respective businesses.

7.6 Assignees; Substituted Members.

(a) Unless the assignee of any Unit is admitted as a Substituted Member as provided in Section 7.6(b) (or is the Company or another Member), (i) the assignee shall only have the rights of the transferring Member in the Company’s income, gain, loss, deductions and distributions, (ii) the assignee shall have no right to vote on Company matters, inspect Company books and records or otherwise participate in Company affairs, and (iii) the interest of the assignee shall be disregarded for purposes of determining whether Members owning the required Units have voted on any matter requiring a vote of the Members.

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(b) An assignee of the whole or any portion of the transferring Member’s Units, validly assigned pursuant to this ARTICLE 7, may become a member (within the meaning of the Delaware Law) of the Company (a “Substituted Member”) in the place of the transferring Member, to the extent of the Units validly transferred, if all of the following conditions are satisfied; provided, however, that any Person who acquires a Member’s Units pursuant to a Permitted Pledge shall automatically be admitted as a Substituted Member after delivering a fully executed Adoption Agreement to the Board of Managers:

(i) A fully executed and acknowledged written instrument of assignment has been filed with the Company which sets forth the intention of the transferring Member that the assignee become a Substituted Member in its place, to the extent of the Units assigned;

(ii) The assignee executes and acknowledges an Adoption Agreement and such other instruments, in form and substance reasonably satisfactory to the Board of Managers, as are reasonably necessary or desirable to effectuate the admission and to confirm the agreement of the assignee to be bound by all the terms and provisions of this Agreement with respect to the Units acquired; and

(iii) The Board of Managers approves the admission of the assignee as a Substituted Member, provided that no such approval shall be required to admit any assignee or transferee that acquired Units pursuant to a transfer expressly permitted by ARTICLE 7.

(c) Notwithstanding anything to the contrary in this Agreement, both the Company and the Board of Managers will be entitled to treat the transferring Member as its absolute owner in all respects, and will incur no liability for distributions made in good faith to that Member, until a written assignment that conforms to the requirements of this ARTICLE 7 has been received by the Company and accepted by the Board of Managers.

(d) No party hereto shall avoid the provisions of this Agreement by making one or more Transfers to one or more Permitted Transferees and then disposing of all or any portion of such party’s interest in any such Permitted Transferee.

7.7 Admission of New Members. A Person who acquires a Unit pursuant to an issuance of additional Units under Section 3.3 shall be admitted as a Member if all of the following conditions are satisfied:

(a) In the case of a Person which is not a natural person, the Person provides evidence satisfactory to the Board of Managers of the Person’s authority to become a Member of the Company;

(b) The Company receives the consideration that the Board of Managers has set as the subscription price for the new Units being issued;

(c) The Person executes and acknowledges an Adoption Agreement and such other instruments, in form and substance satisfactory to the Board of Managers, as the Board of Managers deems reasonably necessary or desirable to effectuate the admission and to confirm the agreement of the Person to be bound by all the terms and provisions of this Agreement with respect to the Units acquired;

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(d) The Board of Managers approves the admission of the Person as a Member; and

(e) The Person satisfies all other terms and conditions for admission as a Member as set forth by the Board of Managers.

7.8 Amendment of Schedule. As soon as reasonably practicable following a transaction described in this ARTICLE 7, the Board of Managers will, without the need for the consent of the Members, amend the Schedule of Members to reflect the names of the Members, the number of Units held and the Percentage Interests and Capital Proceeds Percentages of the Members immediately after the transaction. Such revised Schedule of Members shall replace in its entirety the Schedule of Members in effect immediately prior to the transaction.

7.9 Legend.

In the event that Certificated Units are issued, such Certificated Units will bear the following legend:

“THE UNITS REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR APPLICABLE STATE SECURITIES LAWS (“STATE ACTS”) AND MAY NOT BE SOLD, ASSIGNED, PLEDGED, TRANSFERRED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR STATE ACTS OR AN EXEMPTION FROM REGISTRATION THEREUNDER. THE TRANSFER OF THE UNITS REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO THE CONDITIONS SPECIFIED IN THE LIMITED LIABILITY COMPANY AGREEMENT, AS AMENDED AND MODIFIED FROM TIME TO TIME, GOVERNING THE ISSUER (THE “COMPANY”), BY AND AMONG ITS MEMBERS, A COPY OF WHICH SHALL BE FURNISHED UPON REQUEST.”

To the extent applicable, Certificated Units may also bear a legend in substantially the following form:

“THE UNITS REPRESENTED BY THIS CERTIFICATE MAY ALSO BE SUBJECT TO CERTAIN PURCHASE OPTIONS SET FORTH IN THE LIMITED LIABILITY COMPANY AGREEMENT AND/OR A SEPARATE AGREEMENT WITH THE INITIAL HOLDER, A COPY OF WHICH SHALL BE FURNISHED BY THE COMPANY UPON WRITTEN REQUEST AND WITHOUT CHARGE.”

If a Member holding Certificated Units delivers to the Company an opinion of counsel, satisfactory in form and substance to the Board of Managers (which opinion may be waived by the Board of Managers), that no subsequent Transfer of such Units will require registration under the Securities Act, the Company will promptly upon such contemplated Transfer deliver new Certificated Units which do not bear the portion of the restrictive legend relating to the Securities Act set forth in this Section 7.9.

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7.10 Transfer Fees and Expenses. The Transferor and Transferee of any Units or other interest in the Company shall be jointly and severally obligated to reimburse the Company for all reasonable expenses (including attorneys’ fees and expenses) of any Transfer or proposed Transfer, whether or not consummated.

7.11 Void Transfers. Any Transfer by any Member of any Units or other interest in the Company in contravention of this Agreement or which would cause the Company to not be treated as a partnership for U.S. federal income tax purposes shall be void and ineffectual and shall not bind or be recognized by the Company or any other party.

7.12 Resignation; Void Assignment. No Members shall have the right to resign or withdraw as a Member. Any Transfer by any holder of Units in contravention of this Agreement shall be void and ineffectual and shall not bind or be recognized by the Company or any other party. In the event of any Transfer in contravention of this Agreement, the purported transferee shall have no right to any profits, losses or Distributions of the Company or any other rights of a holder of Units.

7.13 Indirect Dispositions. The transfer, sale, assignment or other disposition of any equity interest in any Member (other than the H-Cyte Member), shall be deemed a Transfer of the Units owned by such Member and subject to the provisions of this ARTICLE 7. The sale, assignment or transfer by a Member of all or any part of the economic interest associated with such Member’s Units (including the interest in the profits or capital appreciation of the Company and the right to receive distributions from the Company), other than pursuant to a Permitted Transfer, shall be deemed a Transfer of the Units owned by such Member. For the sake of clarity, if an indirect transfer would be a Permitted Transfer if the transfer had been a Transfer of a Unit, then this Section 7.13 will not apply to such indirect transfer. The intent of this Section 7.13 is to prevent a Member from circumventing the provisions of this ARTICLE 7 by transferring, selling, assigning or otherwise disposing of an equity interest in an entity that directly or indirectly through other entities owns one or more Units.

7.14 Deemed Offer.

(a) Any of the events set forth in Section 7.14(b) with respect to any Key Person shall constitute a deemed offer (a “Deemed Offer”) by such Key Person (or the Member in which such Key Person holds a direct or indirect equity interest) (the “Deemed Offeror”) to sell all or a portion of such Member’s Class A Units as determined pursuant to Section 7.14(c) below (the “Deemed Offered Interest”), and the Company shall have the right to purchase such Deemed Offered Interest pursuant to the ordering and timing provisions set forth below.

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(b) For purposes of this Section 7.14, with respect to any Key Person, the Deemed Offer events are each of the following:

(i) The resignation from employment by or engagement with the Company or Subsidiary by such Key Person (or the entity through which such Key Person provides such services to the Company and its Subsidiaries), voluntary cessation of services by such Key Person (or the entity through which such Key Person provides such services to the Company and its Subsidiaries) with respect to the Company or any Subsidiary or the abandonment by such Key Person (or the entity through which such Key Person provides such services to the Company and its Subsidiaries) of their duties and responsibilities to the Company or any Subsidiary, provided that a termination of Athavle’s employment with or engagement by the Company and its Subsidiaries in connection with his elevation to the Board of Managers following the Effective Date shall not be deemed to be a Deemed Offer event with respect to Athavle;

(ii) The Key Person’s Bankruptcy;

(iii) Such Key Person’s material breach of, or failure or discharge their duties and responsibilities with respect, the terms of their employment or engagement by the Company or any Subsidiary thereof, including but not limited to, any engagement in any willful or serious misconduct, failure to observe policies and reasonable requests of the Company and its Subsidiaries, and failure to professional carry out such Key Person’s responsibilities in accordance with the terms of such Key Person’s employment or engagement;

(iv) A transfer, sale, assignment or other disposition of equity of the Key Person (or the Member in which such Key Person holds a direct or indirect equity interest) that violates this ARTICLE 7, including any purported voluntary or involuntary Transfer of Units not otherwise permitted by this Agreement; provided that a Transfer of Units by a Key Person (or the Member in which such Key Person holds a direct or indirect equity interest) to any other entity that is controlled by such Key Person shall not be deemed a Deemed Offer Event; or

(v) If, in the reasonable judgment of the Board of Managers, such Key Person has engaged or is engaging in any action or omission which is reasonably likely to jeopardize the reputation or goodwill of the Company, its Subsidiaries or the Business.

A Key Person may be subject to more than one Deemed Offer event and each Deemed Offer event will be treated separate and distinct from each other Deemed Offer event, the rights and obligations of the Deemed Offeror and the Company will apply to each Deemed Offer event and the Company will be entitled to exercise its rights regardless of whether or not the Company elects to purchase any portion of the Deemed Offered Interest in connection with any other Deemed Offer event. If more than one Deemed Offer event exists at the time when the Deemed Offered Interest is purchased, the Deemed Offer event that results in the lowest purchase price paid to the Deemed Offeror shall be the Deemed Offer event applicable to such purchase

(c) In the event of a Deemed Offer event, the Deemed Offeror shall be deemed to have offered to sell all or a portion of the Deemed Offered Interest to the Company as follows:

(i) If the Deemed Offer event occurs on or prior to the first anniversary of the Effective Date, the Deemed Offeror shall be deemed to have offered to sell up to eighty percent (80%) of the Deemed Offered Interest to the Company;

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(ii) If the Deemed Offer event occurs after the first anniversary of the Effective Date but on or prior to the second anniversary of the Effective Date, the Deemed Offeror shall be deemed to have offered to sell up to seventy percent (70%) of the Deemed Offered Interest to the Company;

(iii) If the Deemed Offer event occurs after the second anniversary of the Effective Date but on or prior to the third anniversary of the Effective Date, the Deemed Offeror shall be deemed to have offered to sell up to fifty percent (50%) of the Deemed Offered Interest to the Company; and

(iv) If the Deemed Offer event occurs after the third anniversary of the Effective Date, the Deemed Offeror shall be deemed to have offered to sell up to thirty percent (30%) of the Deemed Offered Interest to the Company.

(d) The Company shall have the right and option to accept the Deemed Offer and acquire the Deemed Offered Interest for the purchase price and on the terms set forth in Section 7.14(f) below. This Section 7.14 shall apply following the occurrence of each Deemed Offer event.

(e) If the Company accepts such offer to purchase, it shall so advise the Deemed Offeror in writing no later than one hundred eighty (180) days after the Board of Managers is notified in writing of the Deemed Offer and shall designate the date and the aggregate consideration to be paid for the Deemed Offered Interest not more than thirty (30) days following the date of such notice (which time period shall be tolled for any time when the Company is prohibited from purchasing the Deemed Offered Interest pursuant to any loan agreement to which the Company is a party), and the time and place, where such sale shall be completed. If the Deemed Offered Interest is not purchased in full by the Company, the balance of the Deemed Offered Interest will remain with the Deemed Offeror or be transferred to the Deemed Offeror’s permitted successor, as the case may be, but shall remain fully subject to and bound by the terms of this Agreement.

(f) The purchase price for any Deemed Offered Interest purchased pursuant to this Section 7.14 will be equal to $1.00. The purchase of the Deemed Offered Interest will take place at the principal office of the Company, or at such other place as may be mutually agreed upon by the Company and Deemed Offeror. Upon the closing of the purchase and sale pursuant to this Section 7.14, the Deemed Offeror will deliver to the purchasing party in exchange for payment of the purchase price, the certificate(s), if any, representing the portion of the Deemed Offered Interest being purchased, duly endorsed for transfer and free and clear of all liens, claims, or encumbrances, with evidence of payment of any applicable transfer taxes and fees, and the Company will pay the purchase price for the Deemed Offered Interest by cash, bank cashier’s or certified check.

ARTICLE 8
ADMINISTRATION

8.1 Bank Accounts. All funds of the Company shall be deposited in a separate bank account or money market account, as the Board of Managers shall determine, and withdrawals shall be made only on the signature of a Manager, the Company’s Chief Financial Officer, Chief Executive Officer or President or such other Persons authorized by the Board of Managers.

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8.2 Books and Records. The Company will maintain separate books and records of the Company that show a true record of its costs and expenses incurred, sources and applications of funds, charges made, credits made and received, and income derived in connection with the operation of the Company’s business. These books of account, together with a copy of this Agreement and the Certificate will at all times be maintained at the principal place of business of the Company. All such books of account and records may be inspected, copied and audited by any Member, its designees or representatives from time to time and upon five (5) Business Days’ notice at the office of the Company or other Person maintaining the same.

8.3 Notices. The address of each of the Members shall for all purposes be as set forth in the Company’s books and records, and the address of the Company shall for all purposes be as set forth in Section 2.4(a), unless otherwise changed by the applicable party by notice to the other parties as provided herein. Except as otherwise provided in Sections 5.6 and 5.7 and this Section 8.3, all notices or other communications required or permitted to be given pursuant to the provisions of this Agreement shall be in writing and shall be deemed to have been given, delivered or made, as the case may be (notwithstanding lack of actual receipt by the addressee): (a) upon hand delivery, (b) three (3) business days after having been deposited in the United States mail, certified or registered, return receipt requested, sufficient postage affixed and prepaid, (c) one (1) business day after having been timely deposited with an expedited, overnight courier service (including U.S. Express Mail, Federal Express or Airborne), or (d) upon delivery of an electronic mail or a facsimile transmission which is confirmed on the sender’s facsimile machine or electronic mail account as having been sent to the recipient at the proper facsimile number or electronic mail address, addressed to the party to whom notice is intended to be given at the address or facsimile number for the party. Without limiting the manner in which a notice, consent or waiver may otherwise be effectively given, any notices, consents or waivers permitted or required by Section 5.6 or Section 5.7 may also be given effectively to Managers and the Company by Electronic Transmission. Notice given by Electronic Transmission pursuant to the immediately preceding sentence shall be deemed given: (x) if by facsimile, upon delivery of such facsimile confirmed on the sender’s facsimile machine as having been sent to the recipient at the facsimile number for the Manager or the Company; (y) by electronic mail, with respect to a Manager, when directed to such Manager’s electronic mail address, and, with respect to the Company, when directed to the corporate e-mail address of the Company’s Chief Executive Officer, President or Secretary, or if there be none, any other similar officer or of the Company; or (z) if by any other form of Electronic Transmission, with respect to a Manager, when directed to such Manager, and, with respect to the Company, when directed to the Company’s Chief Executive Officer, President or Secretary, or if there be none, any other similar officer or of the Company.

ARTICLE 9

FISCAL MATTERS

9.1 Fiscal Year. The fiscal year of the Company (the “Fiscal Year”) shall be the year selected by the Board of Managers.

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9.2 Tax Reports. As soon as reasonably practicable after the end of each tax year of the Company, the Company will deliver or cause to be delivered to each Member such information as is necessary (including a statement for that year of each Member’s share of net income, net losses or other items of the Company) for such Member’s preparation of its federal and state or other income tax returns.

9.3 Tax Returns. The Company shall prepare, or cause the Company’s Accountants to prepare at the expense of the Company, and file a federal information tax return in compliance with the provisions of the Code and any required state or local tax returns.

9.4 Partnership Representative.

(a) The Board of Managers will appoint the Company’s “partnership representative” (as such term is defined in Code Section 6223(a)) (and in any other similar capacity under applicable state or local tax law). The partnership representative may cause the Company to make any election provided by Title XI of the Bipartisan Budget Act of 2015 (H.R. 1315) (such provisions, the “New Audit Rules”), including the election out of the New Audit Rules pursuant to Section 6221(b) or under Section 6226(a) of the Code to have any underpayment taken into account at the Member level. The partnership representative may be replaced by the Board of Managers.

(b) Each Member shall provide to the partnership representative such information (or, if applicable, certify as to the filing of initial or amended tax returns) as is reasonably requested by the partnership representative to enable the partnership representative (i) to reduce any Company level assessment under Code Section 6225 as set forth in the New Audit Rules, (ii) to determine the allocation of any item of income, gain, loss, deduction, or credit of any such Company level assessment among the Members (such allocation, the “Apportionment”), in good faith consultation with the Company’s tax accountants and tax counsel, (iii) to elect out of the New Audit Rules or (iv) to comply with or be eligible to invoke any aspect of the New Audit Rules in any other respect.

(c) Any payment by the Company of a liability arising as a result of the New Audit Rules shall be treated (i) as a deemed distribution to the Members in the same ratios as the Apportionment of such liability is made among the Members, and (ii) as a reduction to the applicable Members’ Capital Account balances. Alternatively, and notwithstanding anything herein to the contrary, the partnership representative shall have authority to call additional capital from each of the Members and/or former Members to pay any liability imposed on the Company by the New Audit Rules, in an amount not to exceed each such Member’s or former Member’s respective shares (if any) of such Company liability, and any such contribution shall not be treated as a Capital Contribution or increase a Member’s Capital Account balance except to the extent such Member is repaying or funding an amount treated as a distribution to such Member under preceding clause (i).

(d) The Company shall indemnify, defend and hold the partnership representative harmless from and against any loss, liability, damage, cost or expenses (including reasonable attorneys’ fees) sustained or incurred as a result of any act or decision concerning Company tax matters and within the scope of its responsibilities as partnership representative.

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(e) The Board of Managers may unilaterally amend this Agreement to make any changes in good faith consultation with the Company’s Accountants and tax counsel that are necessary, desirable or appropriate (i) to reduce any Company level assessment under Code Section 6225 as set forth in the New Audit Rules, (ii) to determine any Apportionment or (iii) in connection with the New Audit Rules and administrative, judicial or legislative interpretations thereof or changes thereto.

(f) Notwithstanding the foregoing, the partnership representative shall not take any of the following actions without first receiving the prior written consent of the H-Cyte Member (which consent shall not be unreasonably withheld, conditioned, delayed or denied): (i) extend the statute of limitations for assessing or computing any tax liability against the Company; (ii) settle any audit with the Internal Revenue Service concerning the adjustment or readjustment of any partnership (Company) tax items; (iii) file a request for an administrative adjustment with the Internal Revenue Service at any time or file a petition for judicial review with respect to any such request; (iv) initiate or settle any judicial review or action concerning the amount or character of any partnership (Company) tax items; and (v) take any other action which is contrary to any provision of this Agreement on behalf of the Members of the Company in connection with any administrative or judicial tax proceeding.

(g) The obligations of each Member (or former Member) under this Section 9.4 shall survive the Transfer by such Member of its Company Interest or the dissolution of the Company. In the event a Member Transfers a Company Interest, the transferee and transferor shall be jointly and severally liable for any liability with respect to the obligations of the transferor Member under this Section 9.4.

9.5 Tax Elections. Except as otherwise provided in this Agreement, the Board of Managers shall determine whether to make or revoke any election pursuant to the Code.

ARTICLE 10
TERMINATION

10.1 Events of Dissolution. The Company shall be dissolved on the earliest to occur of:

(a) A reasonable period of time (taking into account, among other matters, the need to determine, pay or discharge, or make adequate provision for the payment or discharge of, contingent liabilities) after (i) the consummation of a transaction or series of related transactions that constitute a Sale of the Company under clause (a) of the definition thereof, and (ii) the liquidation, dissolution or winding up of all of the Subsidiaries;

(b) Subject to Section 6.4, the approval of a Majority in Interest and the Board of Managers; or

(c) any other event requiring the dissolution of the Company under the Delaware Law.

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10.2 Winding Up.

(a) Upon the dissolution of the Company pursuant to Section 10.1, the Company business shall be wound up and its assets liquidated by the Board of Managers (or one or more representatives appointed by the Board of Managers) in accordance with this Section 10.2, and the net proceeds of such liquidation shall be distributed in accordance with Section 10.3. The Board of Managers shall be responsible for taking all action necessary or appropriate to wind up the affairs and distribute the assets of the Company upon its dissolution. The costs of liquidation shall be borne as a Company expense.

(b) On completion of the distribution of Company assets as provided herein, the Company is terminated (and the Company shall not be terminated prior to such time), and the Board of Managers shall file (or cause to be filed) all certificates and notices of the dissolution of the Company required by law. The Board of Managers shall proceed without any unnecessary delay to sell and otherwise liquidate the Company’s assets; provided, however, that (i) if the Board of Managers shall determine that an immediate sale of part or all of the Company assets would cause undue loss to the Members, then in order to avoid such loss, the Board of Managers may defer the liquidation, to the extent permitted by Applicable Law, and (ii) with the consent of a Majority in Interest, the Board of Managers may distribute the Company’s assets in-kind. In the event that the Board of Managers distributes the Company’s assets in-kind, the Board of Managers shall ascertain the fair market value by appraisal of such assets, and each Member’s Capital Account shall be charged or credited, as the case may be, as if such asset had been sold for cash at such fair market value and the gain or loss recognized thereby had been allocated to and among the Members in accordance with ARTICLE 4 above.

10.3 Distribution on Dissolution and Termination.

(a) Upon dissolution of the Company, the net proceeds of such liquidation shall be applied and distributed in the following order of priority (provided that the higher level(s) of priority have been fully satisfied):

(i) First, to pay to all creditors of the Company (including, but not limited to, any Members, Managers or Affiliates of a Member or Manager that are creditors of the Company) and the expenses of liquidation;

(ii) Second, to the setting up of any reserves that may be deemed reasonably necessary by the Board of Managers for any contingent or unforeseen liabilities or obligations of the Company, which reserves may be paid over to an escrowee designated by the Board of Managers to be held for the purpose of disbursing such reserves in payment of any of the aforementioned contingencies and, at the expiration of such period as shall be deemed advisable, to distribute the balance thereafter remaining in the manner provided in this Section 10.3; and

(iii) Thereafter, to the Members in accordance with Section 4.6.

(b) No Member shall have any right to demand or receive property other than cash upon dissolution and liquidation of the Company.

(c) Each Member shall look solely to the assets of the Company for all distributions with respect to the Company and its Capital Contributions thereto and share of profits and losses thereof, and shall have no recourse therefore (upon dissolution or otherwise) against the Board of Managers or any other Member.

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ARTICLE 11

MISCELLANEOUS

11.1 Governing Law; Venue; Expenses.

(a) This Agreement and the rights of the parties hereunder shall be governed by and interpreted in accordance with the laws of the State of Delaware, without regard to conflict of laws principles. ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST THE PARTIES ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OBLIGATIONS HEREUNDER, OR THE TRANSACTIONS CONTEMPLATED HEREBY, SHALL BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN HILLSBOROUGH COUNTY, FLORIDA. BY EXECUTING AND DELIVERING THIS AGREEMENT, THE PARTIES, IRREVOCABLY (A) ACCEPT GENERALLY AND UNCONDITIONALLY THE EXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS, (B) WAIVE ANY OBJECTIONS WHICH SUCH PARTY MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY OF THE AFORESAID ACTIONS OR PROCEEDINGS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, ANY OBLIGATIONS HEREUNDER OR THE TRANSACTIONS CONTEMPLATED HEREBY BROUGHT IN THE COURTS REFERRED TO IN CLAUSE (A) ABOVE AND HEREBY FURTHER IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM, (C) AGREE THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO SUCH PARTY AT THEIR RESPECTIVE ADDRESSES PROVIDED IN ACCORDANCE WITH SECTION 8.3, AND (D) AGREE THAT SERVICE AS PROVIDED IN CLAUSE (C) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER SUCH PARTY IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

(b) In any arbitration or legal proceeding arising out of this Agreement, the losing party shall reimburse the prevailing party, on demand, for all costs incurred by that prevailing party in enforcing, defending, or prosecuting the terms of this Agreement, including all fees, costs, and expenses of experts, mediators, attorneys, witnesses, arbitrators, and supersede as bonds, whether incurred before or after demand or commencement of legal proceedings and whether incurred pursuant to trial, appellate, mediation, arbitration, bankruptcy, administrative, or judgment-execution proceedings.

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11.2 Successors and Assigns. Any Person acquiring or claiming an interest in the Company, in any manner whatsoever, shall be subject to and bound by all terms, conditions and obligations of this Agreement to which its predecessor in interest was subject or bound, without regard to whether such a Person has executed a counterpart hereof or any other document contemplated hereby. No Person, including the legal representative, heir or legatee of a deceased Member, shall have any rights or obligations greater than those set forth in this Agreement, and no Person shall acquire an interest in the Company or become a Member hereof except as permitted by the terms of this Agreement. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their permitted successors, assigns, heirs, legal representatives, executors and administrators.

11.3 Grammatical Changes. Whenever from the context it appears appropriate, each term stated in either the singular or the plural shall include the singular and the plural, and pronouns stated in the masculine, the feminine or the neuter gender shall include the masculine, feminine and neuter gender as the circumstances require.

11.4 Captions and References. Captions contained in this Agreement are inserted only as a matter of convenience and in no way define, limit or extend the scope or intent of this Agreement or any provision hereof. Unless otherwise expressly provided to the contrary, references in this Agreement to articles, sections, paragraphs and the like constitute references to the articles, sections and paragraphs of this Agreement.

11.5 Severability. If any provision of this Agreement, or the application of such provision to any Person or circumstance, shall be held invalid, the remainder of this Agreement, or the application of such provision to Persons or circumstances other than those to which it is held invalid, shall not be affected thereby; provided that the parties shall attempt to reformulate such invalid provision to give effect to such portions thereof as may be valid without defeating the intent of such provision; and provided further that this Section 11.5 shall not apply to change the status of any Member to that of a Manager or Officer, or to alter the classification of the Company as a partnership under the Code.

11.6 Counterparts; Electronic Transmission. This Agreement and any amendment hereto may be executed in multiple counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument, notwithstanding that all of the Members are not signatories to the original or the same counterpart. A party’s receipt of a signature page to this Agreement via Electronic Transmission shall be treated as the party’s receipt of an original signature page.

11.7 Waiver of Right to Partition. Each of the Members hereby irrevocably waives any and all rights that it may have to maintain an action for partition of the Company’s assets.

11.8 Personal Property. This Agreement shall not be deemed to create in any Member any right, title, interest or lien in, to or on all or any portion of the Company’s assets, it being understood that any right or interest of any Member created by this Agreement shall solely be an interest in the Company and shall be personal property.

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11.9 No Third Party Rights. This Agreement is for the sole and exclusive benefit of the Members, the Managers and the Company and no other Person or entity (including any creditors of the Company or the Members other than any pledgee of a Member who acquires such Member’s Units pursuant to a Permitted Pledge) shall under any circumstances be deemed to be a beneficiary of any of the rights, remedies, terms and provisions of this Agreement.

11.10 Amendments. Except as otherwise expressly provided elsewhere in this Agreement, this Agreement and the Certificate may be altered, modified or changed, and one or more of the provisions of this Agreement waived, with the written approval of, at the time of such alteration, modification, change or waiver, (a) the Board of Managers and (b) a Majority in Interest, and all parties to this Agreement shall be bound by any amendment, modification, alteration, change or waiver of this Agreement effected in accordance with this Section 11.10, whether or not such party consent to such amendment, alteration, modification, change or waiver; provided, however, that if any amendment, modification, alteration, change or waiver adversely affects one or more Members in a manner different from the Members approving the amendment, modification, alteration, change or waiver, the consent of the majority in interest (measured by their respective Percentage Interests) of such Members shall also be required for such amendment, modification, alteration, change or waiver of this Agreement.

11.11 Waiver of Statutory Rights. Matters not covered in this Agreement relating to limited liability companies shall be governed and controlled by the Delaware Law; Section 18-210 of the Delaware Law (entitled “Contractual Appraisal Rights”), Section 18-217 of the Act (entitled “Division of a limited liability company”) and Section 18-305(a) of the Delaware Law (entitled “Access to and Confidentiality of Information; Records”) shall not apply to or be incorporated into this Agreement and each Member hereby expressly waives any and all rights under such Sections of the Delaware Law.

11.12 Certain Acknowledgments. Upon execution and delivery of a counterpart to this Agreement, an Adoption Agreement or similar document or agreement, each Member (including each Substituted Member, but not including the H-Cyte Member) shall be deemed to acknowledge to the H-Cyte Member as follows (and with respect to clauses (a) and (b), to each other Member and the Company): (a) the determination of such Member to enter into this Agreement has been made by such Member independent of any other Member and independent of any statements or opinions as to the advisability of such purchase or as to the properties, business, prospects or condition (financial or otherwise) of the Company and its Subsidiaries which may have been made or given by any other Member or by any agent or employee of any other Member, (b) no other Member has acted as an agent of such Member in connection with making its investment hereunder and that no other Member shall be acting as an agent of such Member in connection with monitoring its investment hereunder, (c) the H-Cyte Member on the Effective Date retained Hill, Ward & Henderson, P.A. (the “Law Firm”) in connection with the transactions contemplated by the Transaction Documents, (d) the Law Firm is not representing and will not represent any Member (other than the H-Cyte Member) in connection with the Transaction Documents or any dispute which may arise between the H-Cyte Member, on the one hand, and the Company, any of its Subsidiaries or any other Member, on the other hand, in connection with the Transaction Documents, (e) such Member will, if it wishes counsel on the transactions contemplated by the Transaction Documents, retain its own independent counsel, (f) the Law Firm may represent the H-Cyte Member in connection with any and all matters contemplated by the Transaction Documents (including any dispute between the H-Cyte Member, on the one hand, and the Company, any of its Subsidiaries or any other Member, on the other hand) and such Member waives any conflict of interest in connection with such representation by the Law Firm and (g) the Company and its Subsidiaries may engage the Law Firm to represent the Company and its Subsidiaries on any matter other than the transactions contemplated by the Transaction Documents, or any dispute arising out of the Transaction Documents that involves the H-Cyte Member.

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11.13 Confidentiality. It is anticipated that the Company and Members will exchange certain Confidential Information relating to the Company’s and its Subsidiaries’ businesses, including analyses, compilations, studies or other material containing, or based in whole or in part upon, Confidential Information. Each Member agrees that such Confidential Information of the Company and its Subsidiaries shall (a) be kept confidential, (b) not, except as provided below, be disclosed by a receiving party to any Person in any manner without the prior written consent of the Company and (c) except as expressly provided in this Agreement, not be used by a receiving party other than for the Company’s business. Notwithstanding the foregoing, (x) each Member may disclose such Confidential Information to its partners or members (existing or potential, provided that the party receiving such Confidential Information is required to keep such information strictly confidential), financing sources, managers, directors or officers, and also to its auditors, attorneys, employees and agents on a “need to know” basis, and (y) no Person shall have an obligation to keep confidential any Confidential Information if and to the extent disclosure of any Confidential Information is specifically required by law or by any regulatory authority having jurisdiction over the Company, its Subsidiaries or any of the Members (a “Regulatory Authority”); provided, however, that in the event disclosure by any Person is required by any Regulatory Authority, the Person shall provide the Company with prompt notice of such requirement, prior to making any disclosure, so that the Company may seek an appropriate protective order.

11.14 Power of Attorney. Each Member hereby constitutes and appoints the Board of Managers and the liquidators, as applicable, and their respective designees, with full power of substitution, as its true and lawful agent and attorney-in-fact, with full power and authority in its name, place and stead, to execute, swear to, acknowledge, deliver, file and record in the appropriate public offices (a) this Agreement, all certificates and other instruments and all amendments hereof or thereof in accordance with the terms hereof which the Board of Managers deems appropriate or necessary to form, qualify, or continue the qualification of, the Company as a limited liability company in the State of Delaware and in all other jurisdictions in which the Company may conduct business or own property or as otherwise permitted herein; (b) all instruments, agreements or other documents which the Board of Managers deems appropriate or necessary to reflect any amendment, change, modification or restatement of this Agreement in accordance with its terms; (c) all conveyances and other instruments or documents which the Board of Managers and/or the liquidators deems appropriate or necessary to reflect the dissolution and liquidation of the Company pursuant to the terms of this Agreement; and (d) all instruments relating to the admission, withdrawal or substitution of any Member pursuant to this Agreement. The foregoing power of attorney is irrevocable and coupled with an interest, and shall survive the death, disability, incapacity, dissolution, bankruptcy, insolvency or termination of any Member that is subject to this Section 11.14 and the Transfer of all or any portion of its Units and shall extend to such Member’s heirs, successors, assigns and personal representatives.

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11.15 Descriptive Headings; Interpretation. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a substantive part of this Agreement. Whenever required by the context, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa. The use of the word “including” in this Agreement shall be by way of example rather than by limitation. Reference to any agreement, document or instrument means such agreement, document or instrument as amended or otherwise modified from time to time in accordance with the terms thereof, and if applicable hereof. Whenever required by the context, references to a Fiscal Year shall refer to a portion thereof. The use of the words “or,” “either” and “any” shall not be exclusive. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Wherever a conflict exists between this Agreement and any other agreement, this Agreement shall control but solely to the extent of such conflict.

11.16 Further Action. The parties agree to execute and deliver all documents, provide all information and take or refrain from taking such actions as may be necessary or appropriate to achieve the purposes of this Agreement.

11.17 WAIVER OF JURY TRIAL. EACH PARTY HERETO EXPRESSLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY LAWSUIT OR PROCEEDING RELATING TO OR ARISING IN ANY WAY FROM THIS AGREEMENT OR THE MATTERS CONTEMPLATED HEREBY.

11.18 Entire Agreement. This Agreement, those documents expressly referred to herein and other documents dated as of even date herewith embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

11.19 Confirmation of Ownership. Each Member on the Effective Date acknowledges and confirms (a) its ownership of Units of the Company as shown on the Schedule of Members and (b) that it does not own, or have the right to acquire, any other Units, membership interests or other equity interests in the Company.

11.20 Spousal Consent. If requested by the Board of Managers, each married Member, and each such Member who, subsequent to the date hereof, marries or remarries, shall concurrently with his or her execution hereof deliver to the Board of Managers the written consent of his or her spouse; provided, however, that the failure of any such Member to do so shall not affect the validity or enforcement of this Agreement.

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11.21 Tax Consequences. Each Member understands that it (and not the Company) shall be responsible for its own liability that may arise out of its acquisition, ownership and sale of such Member’s Units.

11.22 Withholding. Each Member represents, severally and not jointly, to the Company that it is not, and at all times while it is a Member will not be, a foreign person subject to withholding under the Code.

11.23 Construction and Interpretation. The language in all parts of this Agreement shall be construed, in all cases, according to its fair meaning, and not for or against either party hereto. The parties acknowledge that each party and its counsel have reviewed revised or otherwise had input into this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

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IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated Limited Liability Company Agreement on the day and year first above written.

Company:

MEDOVEX, LLC,
a Delaware limited liability company

By:
Name:	Christopher Athavle
Title:	Chief Executive Officer

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Signature Page to Limited Liability Company Agreement of Medovex, LLC

Member:

MEDOVEX CORP.,
a Nevada corporation

By:
Name:
Title:

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Signature Page to Amended and Restated Limited Liability Company Agreement of Medovex, LLC

Member:

THE MAGNOLIA TRUST

By:
Name:	Shajanamon Enterprises Pty Ltd.
Title:	Trustee

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Signature Page to Amended and Restated Limited Liability Company Agreement of Medovex, LLC

Member:

THE FUTURE IDEA OF INVESTMENT

By:
Name:	Trinity Services Pty Ltd.
Title:	Trustee

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Signature Page to Amended and Restated Limited Liability Company Agreement of Medovex, LLC

Member:

DAVID STRANG

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Signature Page to Amended and Restated Limited Liability Company Agreement of Medovex, LLC

Member:

VALMEDX, LLC

By:
Name:
Title:

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Signature Page to Amended and Restated Limited Liability Company Agreement of Medovex, LLC

Member:

GUY BECKERLEGGE

Signature Page to Amended and Restated Limited Liability Company Agreement of Medovex, LLC

APPENDIX A

DEFINITIONS

1. Accounting Firm has the meaning set forth in Section 7.3(b).

2. Adjusted Capital Account Deficit means with respect to any Capital Account as of the end of any relevant Fiscal Year or Fiscal Period, the amount by which the balance in such Capital Account is less than zero. For this purpose, such Person’s Capital Account balance shall be (a) reduced for any items described in Treasury Regulation Section 1.704-1(b)(2)(ii)(d)(4), (5), and (6), and (b) increased for any amount such Person is obligated to contribute or is treated as being obligated to contribute to the Company pursuant to Treasury Regulation Sections 1.704-1(b)(2)(ii)(c) (relating to partner liabilities to a partnership) 1.704-2(g)(1) or 1.704-2(i) (relating to Minimum Gain).

The above definition is intended to comply with the provisions of Treasury Regulation Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

3. Adoption Agreement means an agreement substantially in the form of the Adoption Agreement attached as Exhibit D to this Agreement.

4. Affiliate means, when used with reference to a specified Person, (a) any officer, manager, partner, member, relative or spouse, or trustee thereof, of the specified Person, or (b) any Person that directly or indirectly through one or more intermediaries controls or is controlled by or is under common control with the specified Person. “Affiliate” when used in reference to any Member shall also include any Person that directly or indirectly through one or more intermediaries controls or is controlled by or is under common control with any one or more of the beneficial owners of such Member.

5. Agreement means this Amended and Restated Limited Liability Company Agreement of the Company, as it may be further amended, restated, modified and/or waived from time to time.

6. Annual Budget means the Initial Budget, together with any Budget Update approved in accordance with Section 5.4.

7. Applicable Laws means any treaty, law, statute, regulation, ordinance, rule, Order, principal of common law or other requirement enacted, promulgated or imposed by any Governmental Entity, including any federal, state or foreign constitution.

8. Apportionment has the meaning set forth in Section 9.4(b).

9. Assignee means a Person to whom Units have been Transferred in accordance with the terms of this Agreement and the other agreements contemplated hereby, but who has not become a member (as defined in Delaware Law) of the Company in accordance with Section 7.6(b).

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10. Assumed Tax Rate means, for each Fiscal Year or Fiscal Quarter, as applicable, the maximum federal income tax rate to be applied with respect to the Company’s taxable income in respect of the Fiscal Year or Fiscal Quarter, as applicable, calculated by the Board of Managers based on their determination of the highest maximum marginal federal income tax rates to which any Member (or, if any Member is a pass-through entity for federal income tax purposes, any Person owning an equity interest in such Member) may be subject with respect to such taxable income taking into account the character of such taxable income.

11. Athavle has the meaning set forth in the Background.

12. Athavle Trust means The Magnolia Trust.

13. Authorization Date has the meaning set forth in Section 7.2(a).

14. Available Cash means, for any period: (i) the sum of the Gross Receipts of the Company (inclusive of the Subsidiaries) during such period of any kind and description, but specifically excluding Capital Contributions and Capital Proceeds, plus any cash that is released from reserves established by the Board of Managers, minus (ii) without duplication, the sum of all Debt Service Payments made during such period by the Company, all cash expenditures made during such period by the Company to cover operating expenses and all amounts deposited into reserves during such period.

15. Available Unit Notice has the meaning set forth in Section 7.2(b).

16. Available Unit Purchase Notice has the meaning set forth in Section 7.2(c).

17. Available Units has the meaning set forth in Section 7.2(b).

18. Average Sales Amount has the meaning set forth in Section 7.3(a).

19. Bankruptcy of a Person shall be deemed to have occurred upon the happening of any of the following: (a) the filing by such Person of an application for, or a consent to, the appointment of a trustee for such Person’s assets; (b) the filing by such Person of a voluntary petition in bankruptcy or the filing of a pleading in any court of record admitting in writing its inability to pay its debts as they come due; (c) the making by the Person of a general assignment for the benefit of creditors; (d) the filing by the Person of an answer admitting the material allegations of, or its consenting to or defaulting in answering, a bankruptcy petition filed against it in any bankruptcy proceeding; or (e) the entry of an order, judgment or decree by any court of competent jurisdiction adjudicating the Person a bankrupt or appointing a trustee of its assets, and such order, judgment or decree continues unstayed and in effect for a period of ninety (90) days.

20. Beckerlegge has the meaning set forth in the Background.

21. Board of Managers has the meaning set forth in Section 5.1.

22. Budget Update has the meaning set forth in Section 5.4.

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23. Business means (a) the business of developing, manufacturing, marketing and selling DenerveX Devices and (b) any other business engaged in by the Company and its Subsidiaries.

24. Business Opportunities has the meaning set forth in Section 6.6.

25. Capital Account has the meaning set forth in Section 4.1(a).

26. Capital Contribution means the total amount of money and the Gross Asset Value (as determined by the Board of Managers) of any property (determined net of any liabilities secured by such property that the Company is considered to assume or take subject to and determined consistently with Section 752(c) of the Code and without regard to Section 7701(g) of the Code) contributed to or deemed contributed to the Company by a Member.

27. Capital Proceeds means the gross proceeds of the Company (inclusive of the Subsidiaries) in connection with or resulting from a Sale of the Company (and, if in connection with the liquidation of the Company and/or any Subsidiaries, any other property available for distribution), including, without limitation, any and all condemnation awards, title insurance proceeds, and casualty loss insurance proceeds (other than business interruption or rental loss insurance proceeds) to the extent that such awards and proceeds are not applied to mortgage indebtedness for the Company and/or any Subsidiaries or are not used to repair damage caused by a casualty or taking or in alleviation of a title defect, after deduction of the following, to the extent paid out of such proceeds: (a) all expenses incurred in connection with the Sale of the Company, including without limitation all applicable sales or other commissions, (b) all debts and obligations of the Company and/or any Subsidiary then due relating to the Sale of the Company, or required by any agreement to which the Company or any Subsidiary is a party, (c) payment of all other debts and obligations of the Company and/or any Subsidiary then due, other than to any Member, and (d) any amounts set aside for the establishment or replenishment of reserves established by the Board of Managers.

28. Capital Proceeds Percentage means, with respect to each Member, the product of (a) a fraction, the numerator of which is the number of holders of Class A Units, Class B Units, Class C-1 Units and Class C-3 Units held by such Member and the denominator of which is the total number of holders of Class A Units, Class B Units, Class C-1 Units and Class C-3 Units outstanding multiplied by (b) 100. For the avoidance of doubt, Class C-2 Units shall be disregarded for purposes of calculating the Capital Proceeds Percentage for any Member. The Capital Proceeds Percentage so determined shall be rounded to the nearest one-thousandth of a percent. The Capital Proceeds Percentages of the Members are set forth on the Schedule of Members, and are subject to adjustment from time to time in accordance with this Agreement.

29. Certificate means the Certificate of Formation of the Company filed with the Department of State of the State of Delaware pursuant to the Delaware Law on December 8, 2020.

30. Certificated Units means Units evidenced by a membership unit certificate and has the meaning set forth in Section 3.1(d).

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31. Class A Unit means a Unit having the rights and obligations specified in this Agreement with respect to Class A Units.

32. Class B Unit means a Unit having the rights and obligations specified in this Agreement with respect to Class B Units.

33. Class C-1 Unit means a Unit having the rights and obligations specified in this Agreement with respect to Class C-1 Units.

34. Class C-2 Unit means a Unit having the rights and obligations specified in this Agreement with respect to Class C-2 Units.

35. Class C-3 Unit means a Unit having the rights and obligations specified in this Agreement with respect to Class C-3 Units.

36. Class C Units means, collectively, the Class C-1 Units, Class C-2 Units and Class C-3 Units.

37. Code means the Internal Revenue Code of 1986, as amended.

38. Company has the meaning provided in the first paragraph of this Agreement.

39. Company Purchase Notice has the meaning set forth in Section 7.2(b).

40. Company’s Accountants means a firm of independent certified public accountants or chartered accountants selected by the Board of Managers.

41. Company Interest means, with respect to each Member, (a) all of the interest of such Member in the Company including, without limitation, such Member’s (i) right to a distributive share of the profits and losses and cash flow of the Company, (ii) right to a distributive share of Company assets and (iii) right to participate in the management of the business and affairs of the Company in accordance with the terms hereof; and (b) the aggregate outstanding amount (including accrued and unpaid interest thereon) of any loans made by such Member to the Company pursuant to Section 3.7.

42. Company Minimum Gain has the same meaning as the term “partnership minimum gain” under Treasury Regulation Sections 1.704-2(b) and 1.704-2(d).

43. Compensation has the meaning set forth in Section 4.3(g)(i).

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44. Confidential Information means, with respect to the Company or any of its Affiliates, any financial statements, budgets and other financial information, trade secret, confidential study, data, calculations, software storage media or other compilation of confidential information, patent application, customer lists, details of client or consultant contracts, confidential pricing policies, sales techniques, information relating to suppliers, information relating to special and particular needs of the operational methods, marketing plans or strategies, product development techniques or plans, business acquisition plans or any portion or phase of any scientific or technical information, confidential designs, computer programs (including source or object codes), confidential processes or procedures, unpublished research or technical data or improvements, or other confidential proprietary or intellectual property of the Company or any of its Affiliates, whether or not in written or tangible form, and whether or not registered, which, in each case, are known only to the Company and/or its Affiliates and others, such as lenders and advisors, having a confidential relationship to the Company and/or its Affiliates with respect thereto, and including all files, records, manuals, books, catalogues, memoranda, notes, summaries, plans, reports, records, documents and other evidence thereof. With respect to each Member or other Person holding any Units, the term “Confidential Information” does not include information that becomes available to the Member or such other Person on a non-confidential basis from a source other than the Company or any of its Affiliates or their respective representatives, provided that the source is not reasonably known by the Member or other Person to be bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the Company or any other party with respect to such information.

45. Control of any Person means the possession, directly or indirectly, of the power to direct or cause the management and policies of such Person, whether through the ownership of voting interest, by contract or otherwise. The terms “Controlled” and “Controlling” shall have the correlative meanings.

46. Debt Service Payments means all required principal and interest payments under any indebtedness, financing or refinancing by debt, bonds, sale and leaseback or other form of financing relating to any Company asset or any debt or other similar monetary obligation of the Company or any Subsidiary (but excluding trade payables and vehicle and equipment leases incurred or entered into in the ordinary course of business).

47. Deemed Offer has the meaning set forth in Section 7.14(a).

48. Deemed Offered Interest has the meaning set forth in Section 7.14(a).

49. Deemed Offeror has the meaning set forth in Section 7.14(a).

50. Delaware Law means the Delaware Limited Liability Company Act, as it may be amended from time to time, and any successor to the Delaware Law.

51. DenerveX Assets means (a) those assets of Medovex Corp. acquired by the Company pursuant to the terms of the Contribution Agreement and (b) any additional assets acquired by the Company or any Subsidiary thereof in connection with the Business.

52. DenerveX Devices means rotational ablation denervation devices used in ablation of soft tissues in spinal applications for selective denervation in the treatment of facet joint syndrome.

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53. Depreciation means, for each Fiscal Year or other period, an amount equal to the depreciation, amortization or other cost recovery deduction allowable for federal income tax purposes with respect to an asset for such Fiscal Year or other period; provided, however, that if the Gross Asset Value of an asset differs from its adjusted tax basis for federal income tax purposes at the beginning of such Fiscal Year or other period, Depreciation shall be an amount that bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization or other cost recovery deduction with respect to such asset for such Fiscal Year or other period bears to such beginning adjusted tax basis; and provided further that, if the adjusted tax basis of an asset for federal income tax purposes at the beginning of such fiscal Year or other period is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Board of Managers.

54. Disputed Items has the meaning set forth in Section 7.3(b).

55. Disputed Items Notice has the meaning set forth in Section 7.3(a).

56. Distribution means each distribution made by the Company to a Member (or deemed made pursuant to Section 4.6), whether in cash, property or securities of the Company and whether by liquidating distribution, redemption, repurchase or otherwise; provided that none of the following shall be a Distribution: (a) any recapitalization or exchange of securities of the Company, and any subdivision (by unit split or otherwise) or any combination (by reverse unit split or otherwise) of any outstanding Units, (b) any repurchase by the Company of any securities of the Company in connection with the termination of employment of an employee of the Company or any Subsidiary; provided such repurchase was approved by the Board of Managers, (c) any repurchase of Units pursuant to any right of first refusal or other repurchase right in favor of the Company under this Agreement, or (d) any issuance of Units by the Company upon a conversion of its convertible Units by the holder of such convertible Units.

57. Effective Date has the meaning set forth in the first paragraph of this Agreement.

58. Electronic Transmission means any form of communication, not directly involving the physical delivery of paper (including without limitation, electronic mail), that creates a record that may be (a) retrieved and reviewed by the recipient thereof, and (b) retained or stored by the recipient electronically or printed or otherwise reproduced in paper form by such a recipient.

59. Eligible Member means (a) the H-Cyte Member and each Investor Member, (b) any Transferee of Units of the H-Cyte Member or any Investor Member (and any subsequent Transferees of such Transferees), in each case pursuant to Transfers made in accordance with the terms of this Agreement, and (c) any other Member which the Board of Managers may from time to time designate as an Eligible Member; provided that if the Board of Managers designates additional Person(s) as Eligible Member(s), it may place conditions and restrictions on such Persons.

60. Equity Agreement has the meaning set forth in Section 3.3.

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61. Equity Securities means, with respect to the Company, (a) additional Membership Interests or other equity interests in the Company, Class A Units, Class B Units, Class C Units, and other Units created after the Effective Date, (b) obligations, evidences of indebtedness or other securities or interests convertible or exchangeable into Units or other equity securities in the Company, and (c) warrants, options, or other rights to purchase or otherwise acquire Units or other equity interests in the Company or securities described in clause (b) above.

62. Exempted Securities means (a) the Class A Units and Class B Units owned by the Members on the Effective Date, (b) up to 200,000 Class A Units issued by the Company after the Effective Date to key stakeholders approved by the Board of Managers (and subject to Section 6.8(c), (c) up to 1,000,000 Class C Units issued by the Company after the Effective Date to investors for cash consideration in accordance with Section 3.1, (d) up to 250,000 Class C Units issued to the H-Cyte Member upon conversion of the Seller Note and (e) Equity Securities issued in connection with any Unit split, Unit dividend or recapitalization of the Company.

63. Fiscal Period means any interim accounting period within a Fiscal Year established by the Board of Managers and which is permitted or required by Section 706 of the Code.

64. Fiscal Quarter means each calendar quarter ending March 31, June 30, September 30 and December 31, or such other quarterly accounting period as may be established by the Board of Managers.

65. Fiscal Year has the meaning set forth in Section 9.1.

66. Formation Date has the meaning set forth in the Background.

67. Governmental Entity means any federal, state, provincial, municipal, foreign or local government, any political subdivision thereof or any other executive, legislative, administrative, judicial, quasi-judicial or other governmental entity, department, commission, court, board, bureau, agency or instrumentality.

68. Gross Asset Value means, with respect to any Company asset, such asset’s adjusted basis for U.S. federal income tax purposes, except that the initial Gross Asset Value of any asset contributed by a Member to the Company shall be the fair market value (as determined by the Board of Managers) of such asset as determined at the time of the contribution. The Gross Asset Value of all Company assets may be adjusted by the Board of Managers to equal their respective fair market values as determined by the Board of Managers in accordance with the rules set forth in Section 1.704-l(b)(2)(iv)(f) of the Treasury Regulations as of: (i) the date of the acquisition of any additional Units by any new or existing Member in exchange for more than a de minimis Capital Contribution; (ii) the date of the distribution of more than a de minimis amount of Company property; (iii) the acquisition of an additional interest in the Company by any new or existing Member (other than a de minimis interest) which is acquired as consideration to that Member for the provision of services to or for the benefit of the Company acting in a Member capacity or in anticipation of becoming a Member, (iv) the liquidation of the Company within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g); or (v) an election under Section 734(b) of the Code or Section 743(b) of the Code but only as provided in Regulations Section 1.704-1(b)(2)(iv)(m) and only to the extent not duplicative of adjustments made pursuant to clauses (i) through (iv). The Gross Asset Value of any Company asset distributed to any Member shall be adjusted immediately prior to such distribution to equal its fair market value. Depreciation shall be calculated by reference to Gross Asset Value, instead of tax basis, once Gross Asset Value differs from tax basis.

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69. Gross Receipts means all cash receipts of the Company (inclusive of the Subsidiaries) from any source whatsoever, but calculated to avoid any double counting of payments to or from the Company (inclusive of the Subsidiaries) or payments to and from reserves established by the Board of Managers.

70. H-Cyte Member has the meaning set forth in the Background.

71. H-Cyte Representative has the meaning set forth in Section 5.3(b)(i).

72. Initial Budget has the meaning set forth in Section 5.4.

73. Initial Holder means, with respect to a particular Unit, the Person to which the Company initially issued such Unit. For greater certainty, the Initial Holder of a Unit does not include a Transferee of such Unit.

74. Initial Managers has the meaning set forth in Section 5.3(b).

75. Investment as applied to any Person means (a) any direct or indirect purchase or other acquisition by such Person of any notes, obligations, instruments, stock, securities or ownership interest (including partnership interests, limited liability company interests or joint venture interests) of any other Person and (b) any capital contribution by such Person to any other Person.

76. Investor Member means any Member holding Class A Units.

77. IP License Agreement has the meaning set forth in Exhibit C.

78. Key Person means each of the individuals identified on Exhibit F.

79. Law Firm has the meaning set forth in Section 11.12.

80. Major Decisions has the meaning set forth in Section 6.8.

81. Majority in Interest means the Member(s) holding Units representing at least a majority of the Percentage Interests of all the Members entitled to vote on the matter requiring approval.

82. Manager and Managers have the meaning set forth in Section 5.1.

83. Material Adverse Event means the occurrence of any military or terrorist attack, any pandemic, hurricane, flood, tornado, earthquake or other natural disaster or any other force majeure event which has a material adverse effect on the assets, properties, or financial condition of the Company and its Subsidiaries or the market within which the Company operates as a whole solely to the extent such changes do not affect the Company in a materially disproportionate manner relative to other participants in the industry in which the Company operates.

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84. Member means those Persons listed from time to time on the Schedule of Members and any Person admitted to the Company as a member of the Company (within the meaning of the Delaware Law), but only for so long as such Person is shown on the Company’s books and records as the owner of one or more Units. Whenever the context requires, references in this Agreement to a Member shall include an assignee who does not become a Substituted Member whenever such reference relates solely to an economic interest in the Company.

85. Member Minimum Gain means an amount, with respect to each “partner nonrecourse debt” (within the meaning of Treasury Regulation Section 1.704-2(b)(4)), equal to the Company Minimum Gain that would result if such partner nonrecourse debt were treated as a nonrecourse liability (within the meaning of Treasury Regulation Sections 1.704-2(b)(3) and 1.752-1(a)(2)), determined in accordance with Treasury Regulation Section 1.704-2(i).

86. Membership Interest means, with respect to any Member, the ownership interest of the Member in the Company having the rights, including rights in respect of allocations of Net Income and Net Loss and to receive distributions conferred by this Agreement, which ownership interests are personal property affording only the rights and privileges as are expressly set forth in this Agreement and under the Delaware Law. All Membership Interests are represented by Units.

87. Minimum Gain means the partnership minimum gain determined pursuant to Treasury Regulation Section 1.704-2(d).

88. Monthly Average Sales Report has the meaning set forth in Section 7.3(a).

89. Net Income or Net Losses means, for each Fiscal Year or Fiscal Period, the taxable income or tax loss of the Company as determined under Section 703(a) of the Code (including in such taxable income or tax loss all items of income, gain, loss or deduction required to be stated separately pursuant to Section 703(a)(1) of the Code), adjusted to the extent the Board of Managers determines that such adjustment is necessary to comply with the requirements of Section 704(b) of the Code and the Treasury Regulations promulgated thereunder, but excluding all items of income, gain and expense specially allocated pursuant to this Agreement. If the Company’s taxable income or tax loss for such period, as adjusted pursuant to the preceding sentence, is a positive amount, such amount shall be the Company’s Net Income for such period; and if negative, such amount shall be the Company’s Net Losses for such period.

90. New Audit Rules has the meaning set forth in Section 9.4(a).

91. New Securities means any (a) Equity Securities of the Company (including Class A Units, Class B Units or Class C Units), whether or not currently authorized or (b) securities of any type whatsoever that are, or may by their terms become, convertible or exchangeable into or exercisable for Equity Securities of the Company including Equity Securities that contain options or rights to acquire any Equity Securities.

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92. Offer Notice has the meaning set forth in Section 7.2(a).

93. Officer means those persons designated in this Agreement or by the Board of Managers pursuant to Section 5.9 to conduct the daily business of the Company.

94. Order means any order, injunction, judgment, decree, ruling, assessment, or arbitration award of any Governmental Entity or arbitrator.

95. Other Business has the meaning set forth in Section 6.6.

96. Percentage Interest means the percentage by which each owner of a Unit shares in various allocations, Distributions, and other rights (excluding voting rights) and obligations in accordance with the terms of this Agreement and the Delaware Law. The Percentage Interest with respect to each Member shall be equal to the product of (a) a fraction, the numerator of which is the number of Voting Units held by such Member and the denominator of which is the total number of Voting Units outstanding multiplied by (b) 100. The Percentage Interest so determined shall be rounded to the nearest one-thousandth of a percent. The Percentage Interests of the Members are set forth on the Schedule of Members, and are subject to adjustment from time to time in accordance with this Agreement.

97. Permitted Pledge means a pledge of Units by a Member to a lender providing financing to the Company and/or one or more Subsidiaries pursuant to a loan approved by the Board of Managers.

98. Permitted Transfer means (a) a Transfer by the H-Cyte Member to any of its Affiliates without consideration, (b) a Transfer from one Investor Member to another Investor Member, or (c) a Transfer by a Member to a trust for the benefit of such Member or any of such Member’s spouse or any lineal descendant (by birth or adoption) of such Member, provided that any transfer described in clause (b)-(c) is without consideration, for estate planning purposes and so long as the transferor retains voting and investment control over the transferred Units.

99. Permitted Transferee means any Person who acquires the Units of a Member pursuant to a Permitted Pledge or Permitted Transfer.

100. Person means any individual, partnership, corporation, limited liability company, limited liability partnership, unincorporated association, trust or other entity.

101. Prior Agreement has the meaning set forth in the Background.

102. Proceeding has the meaning set forth in Section 5.13(d).

103. Purchase Option has the meaning set forth in Section 7.3(c).

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104. Purchase Price has the meaning set forth in Section 7.3(d).

105. Regulatory Allocations has the meaning set forth in Section 4.3(e).

106. Regulatory Authority has the meaning set forth in Section 11.13.

107. Related Party Agreement has the meaning set forth in Section 6.10(a).

108. Sablowski has the meaning set forth in the Background.

109. Sale of the Company means either (a) the sale, lease, transfer, conveyance or other disposition, in one transaction or a series of related transactions (including by way of merger, consolidation, recapitalization, reorganization or sale of securities of one or more of the Company’s Subsidiaries), to any Person that is not an Affiliate of the Company, for value, of all or substantially all of the assets of the Company and/or its Subsidiaries on a consolidated basis or (b) a transaction or series of transactions (including by way of merger, consolidation, recapitalization, reorganization or sale of securities by the holders of securities of the Company) with any Person that is not an Affiliate of the Company, the result of which is that the Members immediately prior to such transaction are (after giving effect to such transaction) no longer, in the aggregate, the “beneficial owners” (as such term is defined in Rule 13d-3 and Rule 13d-5 promulgated under the Securities Exchange Act), directly or indirectly through one or more intermediaries, of more than fifty percent (50%) of the voting power of the outstanding voting securities of the Company. Notwithstanding the foregoing, a Sale of the Company shall not include any such transaction effected by the issuance of voting securities by Company or any of its Subsidiaries without any subsequent redemptions of Equity Securities of the Company.

110. Securities Act means the Securities Act of 1933, as amended from time to time.

111. Securities Exchange Act means the Securities Exchange Act of 1934, as amended from time to time.

112. Seller has the meaning set forth in Section 7.3(c).

113. Seller Note means that certain Secured Convertible Promissory Note dated as of the Effective Date and in the original principal amount of $140,000, made by the Company to the order of the H-Cyte Member as partial consideration for the assets of Medovex Corp. acquired by the Company pursuant to the terms of the Contribution Agreement.

114. Specified Persons has the meaning set forth in Section 6.6.

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115. Subsidiaries means with respect to any Person, any corporation, limited liability company, partnership, association or business entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (b) if a limited liability company, partnership, association or other business entity (other than a corporation), a majority of partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity (other than a corporation) if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or control the manager, managing member, managing director (or a board comprised of any of the foregoing) or general partner of such limited liability company, partnership, association or other business entity. For purposes hereof, references to a “Subsidiary” of any Person shall be given effect only at such times that such Person has one or more Subsidiaries, and, unless otherwise indicated, the term “Subsidiary” refers to a Subsidiary of the Company.

116. Substituted Member means a Person admitted as a substitute Member pursuant to Section 7.6(b).

117. Tax Distribution has the meaning set forth in Section 4.7.

118. Taxing Jurisdiction means any federal, state, local, or foreign government that has the right to collect tax, interest or penalties, however designated, on any Member’s share of the income or gain attributable to the Company.

119. Transaction Documents means, collectively, this Agreement, the Contribution Agreements, and such other documents and agreements entered in connection with the foregoing agreements.

120. Transfer has the meaning set forth in Section 7.1. The terms “Transferee,” “Transferor,” “Transferred,” and other forms of the word “Transfer” shall have the correlative meanings.

121. Transferring Holder has the meaning set forth in Section 7.2(a).

122. Treasury Regulation means the regulations promulgated by the United States Department of Treasury pursuant to and in respect of provisions of the Code. All references herein to sections of the Treasury Regulations shall include any corresponding provisions of succeeding, similar, substitute, proposed, or final Treasury Regulations.

123. Triggering Event has the meaning set forth in Section 7.3(c).

124. Unit means the units of Membership Interest in the Company representing a fractional part of the interests in Net Income, Net Losses and Distributions of the Company held by all of the Members and Assignees; provided, that any class, group, or series of Units issued shall have the relative rights, powers and obligations set forth in this Agreement. As of the Effective Date, the outstanding Units are Class A Units and Class B Units.

125. Unit Equivalents means (without duplication with any Units or other Unit Equivalents) rights, warrants, options, convertible securities, exchangeable securities, indebtedness or other rights, in each case exercisable for or convertible or exchangeable into, directly or indirectly, Units or securities exercisable for or convertible or exchangeable into Units, whether at the time of issuance or upon the passage of time or the occurrence of some future event.

126. Voting Units means collectively, the Class A Units, the Class B Units, the Class C-1 Units and the Class C-2 Units. For avoidance of doubt, the Class C-3 Units are not Voting Units.

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SCHEDULE OF MEMBERS

(as of April 2, 2021)

Member; Address	Class A Units	Class B Units	Class C Units	Class C-2 Units	Class C-3 Units	Total Units	Percentage Interest	Capital Proceeds Percentage
The Magnolia Trust 21 Braeside Avenue Smithfield, NSW 2164 Australia Attn: Christopher Athavle	375,000	-	-	-	-	375,000	24.83%	24.83%
ValMedX, LLC c/o Manfred Sablowski 9849 Windwood Drive Venice, Florida 34292	335,000	-	-	-	-	335,000	22.19%	22.19%
Guy Beckerlegge 1301 Trendy Building Sukhumvit soi 13 Bangkok, Thailand 10110	300,000	-	-	-	-	300,000	19.87%	19.87%
The Future Idea of Investment 6 Grosvenor Street Brighton, Victoria 3186 Australia Attn: Gary Tescher	50,000	-	-	-	-	50,000	3.31%	3.31%
David Strang 38A Pleasant Road Hawthorn East VIC 3123	50,000	-	-	-	-	50,000	3.31%	3.31%
Medovex Corp. 201 E Kennedy Blvd Suite 700 Tampa, Florida 33602 Attn: CEO	-	400,000	-	-	-	400,000	26.49%	26.49%
TOTAL	1,110,000	400,000	-	-	-	1,510,000	100.00%	100.00%

EXHIBIT A

Officers as of the Effective Date

Name	Title
Christopher Athavle	Chief Executive Officer
Manfred Sablowski	Vice President of Sales and Marketing
Guy Beckerlegge	Vice President of Operations

EXHIBIT B

Initial Budget

Summary

Profit and loss forecast
	Yr 0
Year ending	Jun-21	Jun-22	Jun-23	Jun-24
	1
Sales proceeds	$0	$1,302,224	$2,484,778	$3,747,302

Production costs	$0	$466,667	$605,889	$914,760
stock cost	$0	$0	$0	$0

Gross Profit	$0	$835,557	$1,878,889	$2,832,542

Start-up salaries	$18,000	$0	$0	$0
quality consultant	$0	$0	$0	$0
Marketing costs	$5,000	$44,000	$60,500	$85,500
Legal costs	$25,000	$12,000	$24,000	$24,000
Freight - moulds	$6,500	$0	$0	$0
Freight to units - to UK	$5,000	$0	$0	$0
Storage	$3,200	$3,200	$0	$0
audit on transfer of ISO certification	$25,000	$0	$0	$0
sterilisation of original units	$33,360	$0	$0	$0
ETO validation - initial stock	$50,000	$0	$0	$0
Success fee re CE mark	$0	$16,875	$0	$0
Purchase of generators	$0	$0	$96,000	$96,000
Purchase of dummy units	$12,000	$0	$0	$0
Tooling testing and validation	$15,000	$0	$0	$0
Man setup and ETO validation	$31,240	$62,480	$0	$0
Purchase of stock from Nortec	$250,000	$0	$0	$0
Purchase of parts from UK	$28,000	$0	$0	$0
Purchase of spare parts	$15,000	$0	$0	$0
Transfer to stock - finished goods	$-311,360	$0	$0	$0
Transfer to stock - parts	$-15,000	$0	$0	$0
Senior manager salaries	$0	$130,222	$248,478	$374,730
Accountant	$8,000	$24,000	$24,000	$24,000
Quality manager	$13,500	$44,625	$45,000	$45,000
Company secretary	$3,000	$9,000	$9,000	$9,000
Office costs	$0	$4,000	$4,800	$4,800
Insurance	$0	$33,000	$36,000	$36,000
Annual audit	$0	$0	$50,000	$50,000
Clinical trials	$0	$105,000	$45,000	$0
Travel and accommodation	$0	$15,000	$36,000	$36,000
Legal fees re patent	$0	$0	$40,000	$40,000
Grand avenue	$2,708	$8,124	$8,124	$8,124
Royalty	$0	$38,133	$149,087	$224,838
Stock price adjustment	$0	$58,458	$0	$0
Generator testing	$6,250	$16,375	$0	$0
EBITDA	$-229,398	$211,065	$1,002,901	$1,774,550

Cumulative net profit	$-229,398	$-18,333	$984,567	$2,759,117

Summary Profit and loss

Year ending	Jun-21	Jun-22	Jun-23	Jun-24

Sales proceeds	$0	$1,302,224	$2,484,778	$3,747,302

COGS	$0	$466,667	$605,889	$914,760

Gross Profit	$0	$835,557	$1,878,889	$2,832,542

Overheads	$229,398	$624,493	$875,988	$1,057,992

EBITDA	$-229,398	$211,065	$1,002,901	$1,774,550

Based on	7 months preparation before first sale

EXHIBIT C

Approved Related Party Arrangements

1.	Intellectual Property License Agreement dated as of the Effective Date between the H-Cyte Member and the Company, with respect to the license by the Company of certain intellectual property from the H-Cyte Member for use in the Business (the “IP License Agreement”).

EXHIBIT D

ADOPTION AGREEMENT

This Adoption Agreement (this “Adoption Agreement”) is executed by the undersigned (the “Transferee”) pursuant to the terms of that certain Amended and Restated Limited Liability Company Agreement of Medovex, LLC, a Delaware limited liability company (the “Company”), dated as of _____________, 2021 (the “LLC Agreement”), by and among the Company and its Members. Capitalized terms used but not defined in this Adoption Agreement shall have the respective meanings ascribed to such terms in the LLC Agreement. By the execution of this Adoption Agreement, the Transferee agrees as follows:

1. Acknowledgement. Transferee acknowledges that Transferee is acquiring certain Units (the “Acquired Units”), subject to the terms and conditions of the LLC Agreement.

2. Agreement. Transferee (a) agrees that the Acquired Units acquired by Transferee shall be bound by and subject to the terms of the LLC Agreement, and (b) hereby adopts the LLC Agreement with the same force and effect as if the Transferee were originally a party thereto.

3. Notice. Any notice required or permitted by the Agreement shall be given to Transferee at the address listed beside the Transferee’s signature below.

[Signature page follows.]

EXECUTED AND DATED this ____ day of _______________, 20____.

[Name of Transferee],

By:
Name:
Title:

Address:

Fax:

Accepted and Agreed by the Company:

Medovex, LLC,
a Delaware limited liability company

By:
Name:
Title:

EXHIBIT E

Permitted Outside Activities

Individual	Outside Activities
Christopher Athavle	1.	Shareholder of Orthoprice (seller of knee prosthesis in Australia for B Braun).
	2.	Director of BTT Health GmbH (expected to terminate in April 2021)
	3.	Sales Agent for TikR (data storage/mining company)
	4.	Results Research Ortho Pty Ltd

Manfred Sablowski	1.	Consultant to Intralink-Spine (product for treatment of degenerative disc disease)

Guy Beckerlegge	1.	Consultant to Debx (Dutch chronic wound care company)
	2.	Co-founder of Recharge (bio-photonic device company) and serving as shareholder and advisor, but not involved in day to day business.
	3.	Consultant to Immunoheal – Singapore-based infection disease diagnostic company; also serving as consultant, but not involved in day to day business.

EXHIBIT F

Key Persons

1.	Christopher Athavle
2.	Manfred Sablowski
3.	Guy Beckerlegge
4.	Gary Tescher
5.	David Strang